Exhibit 10.1

Execution Version

Published Deal CUSIP Number: 67087NAC8

Published Term A Facility CUSIP Number: 67087NAD6

Published Term B Dollar Facility CUSIP Number: 67087NAE4

Published Term B Euro Facility CUSIP Number: 67087NAF1

Published Multicurrency Revolving Credit Facility CUSIP Number: 67087NAG9

Published U.S. Revolving Credit Facility CUSIP Number: 67087NAH7

CREDIT AGREEMENT

Dated as of August 2, 2011

among

OM GROUP, INC.

and

HARKO C.V.,

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

PNC CAPITAL MARKETS LLC

and

BNP SECURITIES CORP.,

as Joint Lead Arrangers and Joint Bookrunning Managers

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(b)	Mandatory Cost
1.01(c)	Excluded Subsidiaries
2.01	Commitments
4.01	Closing Date Opinions
5.07(b)	Material Real Property
5.12(A)	Unfunded Pension Liability
5.13	Subsidiaries; Equity Interests
6.14	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.04	Fundamental Changes
7.08	Affiliate Transactions
7.09	Permitted Encumbrances
10.02	Administrative Agent’s Office; Certain Addresses for Notices
I	Non-U.S. Guarantors
II	U.S. Guarantors

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Form of Term Note
C-2	Form of Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F-1	Non-U.S. Guaranty
F-2	U.S. Guaranty
G-1	Tax Status Certificate (For Non-U.S. Lenders that are not Partnerships For U.S. Federal Income Tax Purposes)
G-2	Tax Status Certificate (For Non-U.S. Lenders that are Partnerships For U.S. Federal Income Tax Purposes)
G-3	Tax Status Certificate (For Non-U.S. Participants that are not Partnerships For U.S. Federal Income Tax Purposes)
G-4	Tax Status Certificate (For Non-U.S. Participants that are Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 2, 2011, among OM GROUP, INC., a Delaware corporation (the “Company”), HARKO C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands (the “Dutch Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS

The Company will acquire (the “Acquisition”), through one or more of its direct or indirect wholly owned subsidiaries, 100% of the outstanding Equity Interests (as this and other capitalized terms used in these Preliminary Statements and not otherwise defined in these Preliminary Statements are defined in Section 1.01 below) of VAC Holding GmBH (the “Acquired Business”) pursuant to the Share Purchase Agreement.

The Borrowers have requested that (a) substantially contemporaneously with the consummation of the Acquisition, the Term Lenders make Term A Loans and Term B Loans to certain of the Borrowers to (i) finance a portion of the purchase price of the Acquisition, (ii) refinance existing indebtedness of the Borrowers, the Acquired Business and their respective subsidiaries (including accrued and unpaid interest and applicable premiums) (the “Refinancing”) and (iii) pay related fees and expenses (collectively, the “Transactions”) and (b) (i) the U.S. Revolving Lenders extend the U.S. Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $100,000,000 and (ii) the Multicurrency Revolving Lenders extend the Multicurrency Revolving Loans at any time and from time to time prior to the Revolving Maturity Date in an aggregate principal amount at any time outstanding not in excess of the Alternative Currency Equivalent of $100,000,000, in each case, to finance the Transactions, to pay fees and expenses in connection therewith and for working capital and general corporate purposes (including Permitted Acquisitions).

The applicable Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“AC Swing Line Loan” means a Swing Line Loan denominated in the Alternative Currency.

“AC Swing Rate” means for any day a fluctuating rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Acquired Business” has the meaning specified in the Preliminary Statements.

“Acquired Business Audited Financial Statements” means the audited consolidated balance sheet of the Acquired Business and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of operations, cash flow and shareholders’ equity for such fiscal year of the Acquired Business and its Subsidiaries, including the notes thereto.

“Acquired Business High Yield Bonds” means the 9.25% senior secured notes due April 15, 2016 issued by VAC Finanzierung GmbH.

“Acquired Business Material Adverse Effect” shall mean an aggregate adverse effect of more than (i) $14,384,000 in case of non-recurring effects, or (ii) $28,768,000 determined on a cumulative basis (i.e., by adding up all recurring effects) in case of recurring effects.

“Acquisition” has the meaning specified in the Preliminary Statements.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all Revolving Credit Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means Euro.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of the Alternative Currency with Dollars.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum:

(a) with respect to Term A Loans, (i) for Eurocurrency Rate Loans, 3.75% and (ii) for Base Rate Loans, 2.75%;

(b) with respect to Term B Dollar Loans, (i) for Eurocurrency Rate Loans, 4.25% and (ii) for Base Rate Loans, 3.25%;

(c) with respect to Term B Euro Loans, 4.75%; and

(d)(x) with respect to the U.S. Revolving Loans and Letter of Credit Fees, (i) for Eurocurrency Rate Loans, 3.75%, (ii) for Base Rate Loans, 2.75%, and (iii) for Letter of Credit Fees, 3.75%; and (y) with respect to Multicurrency Revolving Loans, (i) for Eurocurrency Rate Loans, and 3.75%, (ii) for Base Rate Loans, 2.75%.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, the Swing Line Lender or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders in respect of the relevant Class and (c) with respect to the Swing Line Loans, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders in respect of the relevant Class.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the Company Audited Financial Statements and Acquired Business Audited Financial Statements.

“Available Amount” means, on any date, an amount equal to (a) 50% of the Consolidated Net Income for all fiscal quarters of the Company for which Consolidated Net Income is positive and that have ended after the Closing Date (commencing with the fiscal quarter ending on September 30, 2011) and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) (treated as one continuous accounting period), less 100% of the Consolidated Net Income for all fiscal quarters of the Company for which Consolidated Net Income is negative and that have ended after the Closing Date (commencing with the fiscal quarter ending on September 30, 2011) and prior to such date for which financial statements shall have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) (treated as one continuous accounting period), minus (b) the portion of the Available Amount previously utilized pursuant to Sections 7.02(m), 7.06(d) and/or 7.12(b).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate on such day plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day.

“Calculation Period” has the meaning specified in the definition of “Pro Forma Basis.”

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or accrued as a liability (other than any such expenditure to the extent constituting a Permitted Acquisition or made with the proceeds of any sale of fixed or capital assets, so long as such proceeds are applied (or committed to be applied pursuant to a written purchase order or contract) within one year of such sale and other than expenditures made from insurance proceeds or condemnation awards).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee.

“Cash Collateralize” has the meaning specified in Section 2.03(g)(iv).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States, or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clause (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) money market mutual funds or cash management trusts rated in the highest category by S&P and Moody’s or investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above and (i) in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in subsections (a) through (f) of this definition made in the ordinary course of business.

“Cash Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, purchase cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Cash Management Agreement, or any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Class” refers:

(a) when used with respect to Lenders, to whether such Lenders are U.S. Revolving Lenders, Multicurrency Revolving Lenders, New Revolving Credit Lenders, Term Loan Lenders having (i) Term A Loans, (ii) Term B Dollar Loans or (iii) Term B Euro Loans or New Term Lenders;

(b) when used with respect to Commitments, to whether such Commitments are U.S. Revolving Commitments, Multicurrency Revolving Commitments, New Revolving Credit Commitments, Term A Commitments, Term B Dollar Commitments, Term B Euro Commitments or New Term Commitments; and

(c) when used with respect to Loans or a Borrowing, to whether such Loans, or the Loans comprising such Borrowing, are U.S. Revolving Loans, Multicurrency Revolving Loans, New Revolving Loans, Term A Loans, Term B Dollar Loans, Term B Euro Loans or New Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” or “Trust Property” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages and other security documents as may be executed and delivered to the Administrative Agent pursuant to Sections 6.13, 6.14 and 6.15 and each of the other agreements, instruments or documents that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means (a) with respect to any Lender, its Revolving Credit Commitment of any Class, Term Commitment of any Class or any combination thereof (as the context requires) and (b) with respect to any Swing Line Lender, its Swing Line Sublimit.

“Committed Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 or Section 2.15, as applicable.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of operations, cash flow and shareholders’ equity for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, without duplication, an amount equal to (a) Consolidated Net Income for such period, plus (b) to the extent deducted in calculating Consolidated Net Income for such period, without duplication, the sum of (i) federal, state, local and foreign income taxes payable for such period, (ii) interest expense, (iii) amortization, (iv) depreciation, (v) non-cash compensation expense in respect of stock option plans, restricted stock and other employee equity compensation plans, (vi) non-cash goodwill or other intangible asset impairment charges and write-offs of goodwill and other intangible assets, in each case, pursuant to ASC 350 or any similar rule announced by the Financial Accounting Standards Board, (vii) fees and expenses (including without limitation, prepayment fees and expenses associated with the repayment, redemption or discharge of any indebtedness of the Acquired Business) incurred in connection with (A) the Transactions, or (B) this Agreement and the other Loan Documents related to amendments and waivers thereof, including any legal fees in connection therewith, (viii) non-cash restructuring charges, (ix) non-cash effects of changes in accounting principles, (x) losses from asset sales not in the ordinary course of business, (xi) non-cash losses on the early extinguishment of Indebtedness, (xii) non-cash purchase accounting charges required by ASC 805 or any similar rule announced by the Financial Accounting Standards Board, (xiii) non-cash unrealized losses and charges with respect to Swap Contracts, including such losses and charges which arise from foreign currency losses, (xiv) other non-cash items to the extent such non-cash items are not accruals for future payments, (xv) any extraordinary loss or charge, (xvi) foreign currency translation losses, (xvii) non-recurring cash costs and expenses relating to the assimilation and integration of the Acquired Business incurred on or prior to September 30, 2012 in an aggregate amount not to exceed $7,000,000 and (xviii) charges related to the disposal of corporate aircraft; minus (c) to the extent included in calculating Consolidated Net Income for such period, without duplication: the sum of (i) interest income, (ii) any gains from asset sales not in the ordinary course of business, (iii) non-cash effects of changes in accounting principles, (iv) non-cash gains on the early extinguishment of Indebtedness, (v) non-cash unrealized gains with respect to Swap Contracts, (vi) other non-cash income or gains, and (vii) foreign currency translation gains.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the period of the four prior Fiscal Quarters ending on such date, less (ii) the aggregate amount of all Capital Expenditures during such period to (b) the sum of (i) Consolidated Interest Charges for such period, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding Consolidated Funded Indebtedness for such period, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.03, (iii) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, and (iv) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period, in each case, of or by the Company and its Subsidiaries.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) all outstanding principal on Indebtedness for borrowed money; (b) all obligations evidenced by notes, bonds or similar instruments; (c) all obligations in respect of the deferred purchase price of property or services (including obligations created or arising under any conditional sale or other title retention agreement) other than all earn-out obligations to the extent such earn-out obligations are not required to be shown as a liability on the balance sheet of the Company and its Subsidiaries; (d) all Attributable Indebtedness; (e) all Indebtedness of the type described in this definition that is secured by any Lien on any property or asset owned or held by the Company or any Subsidiary regardless of whether the Indebtedness secured thereby shall have been assumed by the Company or any Subsidiary or is non-recourse to the credit of the Company or any Subsidiary (but only to the extent of the value of the particular asset if such Indebtedness is non-recourse to the Company or any Subsidiary); (f) all Indebtedness of the types referred to in clauses (a) through (e)

above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or any Subsidiary is a general partner or joint venturer, except to the extent that such Indebtedness (x) is expressly made non-recourse to such Person or (y) would not appear on the consolidated balance sheet of such Person; and (g) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (f) above of another Person (to the extent of the Company’s or such Subsidiary’s liability in respect of such Guarantee). Notwithstanding anything to the contrary contained herein, Consolidated Funded Indebtedness shall not include (i) any amounts relating to employee consulting arrangements, accrued expenses, deferred rent, deferred taxes, customary obligations under employment agreements and deferred compensation, (ii) any post-closing purchase price adjustments in connection with a Permitted Acquisition or (iii) amounts constituting the Escrow Amount (as defined in the Share Purchase Agreement).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior Fiscal Quarters ending on such date to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis, total interest expense, whether paid or accrued (including that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest), with respect to all outstanding Consolidated Funded Indebtedness, excluding, to the extent related to the Transactions or the closing of this Agreement, all prepayment of any original issue discount and all upfront and arrangement fees due and payable on the Closing Date and all prepayment fees and expenses associated with the repayment, redemption or discharge of any indebtedness of the Acquired Business.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four Fiscal Quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis for any period, net income (or loss) for that period, excluding, without duplication, (a) the income (or loss) of (i) any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest or (ii) any Unrestricted Subsidiary, in each case, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or any of its Subsidiaries by such Person during such period, and (b) the income of any Subsidiary of the Company in which any Person (other than the Company or any of its Subsidiaries) has a joint interest, to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income to a Loan Party in cash is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Working Capital” means, as of any date of determination, the excess of (a) current assets (excluding cash and Cash Equivalents) of the Company and its Subsidiaries on a consolidated basis without duplication at such time over (b) current liabilities (excluding any outstanding Indebtedness with a stated maturity of less than one year, the current portion of any long term Indebtedness and any interest thereon) of the Company and its Subsidiaries on a consolidated basis without duplication at such time.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that (x) with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (y) when used with respect to Swing Line Loan, a rate equal to the rate of interest otherwise applicable to such Swing Line Loan plus 2% per annum.

“Defaulting Lender” means, at any time, as determined by the Administrative Agent, a Lender as to which the Administrative Agent has notified the Company that (i) such Lender has failed for one or more Business Days to comply with its obligations under this Agreement to make a Loan, acquire participations in L/C Obligation and/or participations in Swing Line Loan (each a “Lender Funding Obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such Lender Funding Obligation hereunder, or has defaulted on its Lender Funding Obligations under any other loan agreement or credit agreement or other similar agreement (absent a good faith dispute), (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its Lender Funding Obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of Lender Funding Obligations provided for in Section 2.14 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Lender Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity

Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Term B Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, a state thereof or the District of Columbia.

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht (Wft)) dated September 28, 2006 published in the Dutch government gazette NR. 475 on October 3, 2006, as amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means any claim, action, cause of action, investigation, demand, letter, request for information or other written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, Release or threatened Release of any Hazardous Material, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EURIBOR” shall mean for any Interest Period of any Term B Euro Loan or overdue amount with respect to any Term B Euro Loan, (a) the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; or (b) if such rate is not available at such time for any reason, then “EURIBOR” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the offered by Bank of America to leading banks in the European interbank market, in each case, as of 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period for the offering of deposits in Euro for a period comparable to that Interest Period. Notwithstanding the foregoing, in no event shall EURIBOR be less than 1.50% per annum.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Notwithstanding the foregoing, with respect to Term B Loans, in no event shall the Eurocurrency Rate be less than 1.50% per annum.

“Eurocurrency Rate Loan” means (x) with respect to any Loan, other than a Term B Euro Loan, a Loan that bears interest at a rate based on the Eurocurrency Rate and (y) with respect to a Term B Euro Loan, a Loan that bears interest at a rate based on EURIBOR. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans, except AC Swing Line Loans, which shall bear interest at the rate set forth in Section 2.08(a).

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Fiscal Year, Consolidated Net Income plus any non-cash charges deducted in calculating Consolidated Net Income, minus, without duplication:

(a) scheduled principal payments in respect of Indebtedness of the Company or any Subsidiary, in each case made with Internally Generated Cash during such Fiscal Year;

(b) Capital Expenditures made with Internally Generated Cash during such Fiscal Year;

(c) Capital Expenditures that the Company or any of its Subsidiaries shall, during such Fiscal Year, become obligated to make but that are not made during such Fiscal Year;

(d) taxes of the Company and its Subsidiaries (including any related interest and penalties) that were paid in cash during such Fiscal Year or that will be paid within six months after the last day of such Fiscal Year and, to the extent required by GAAP, for which reserves have been established;

(e) the absolute value of the difference, if negative, of the amount of Consolidated Working Capital at the end of the prior Fiscal Year less the amount of Consolidated Working Capital at the end of such Fiscal Year;

(f) any cash items of expense not deducted in calculating Consolidated Net Income; and

(g) any non-cash gains to the extent included in the calculation of Consolidated Net Income.

“Excluded Subsidiary” means (i) each of the Subsidiaries set forth on Schedule 1.01(c), (ii) with respect to the Obligations of the Company, any Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957(a) of the Code (a “CFC”) or any Subsidiary of such CFC, (iii) any Subsidiary that is a disregarded entity for United States federal income purposes and has no material assets other than the equity interests of a CFC, or (iv) any Immaterial Subsidiary

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its revenue, net income (however denominated), net assets, capital, net worth or franchise taxes imposed on it, in each case in lieu of net income taxes, by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized in, having its principal office or, in the case of any foreign Lender, having its principal lending office in, such jurisdiction or as a result of any other present or former connection with such jurisdiction (other than any connection resulting from any Loan Document or any transactions contemplated thereunder), (b) any branch profits taxes imposed by the United States under Section 884(a) of the Code or any similar tax imposed by any other jurisdiction in which such recipient is located, (c) any U.S. federal backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any United States federal withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law after the date such Foreign Lender became a party hereto) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii), (e) in the case of a Foreign Lender, any United States federal withholding taxes imposed on amounts payable to such Foreign Lender as a result of such Foreign Lender’s failure to comply with FATCA to establish a complete exemption from withholding thereunder. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such withholding tax did not result from such Lender’s failure to comply with Section 3.01(e)(i).

“Existing Credit Agreement” means that certain amended and restated credit agreement dated as of March 8, 2010 among the Company, PNC Bank, National Association, as agent, and a syndicate of lenders.

“Existing Letters of Credit” means the transactions listed on Schedule 1.01(a).

“Facility” means a Term Facility, a Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated July 4, 2011, among the Company, the Administrative Agent and the Lead Arrangers.

“Financial Covenant” means each financial covenant contained in Section 7.11.

“First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness which is secured by a Lien on the Collateral on a pari passu basis with the Obligations as of such date to (b) Consolidated EBITDA for period of four Fiscal Quarters most recently ended.

“Fiscal Quarter” means each fiscal quarter of the Company and its Subsidiaries.

“Fiscal Year” means each fiscal year of the Company and its Subsidiaries.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Company or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means each of the U.S. Guarantors and the Non-U.S. Guarantors, as applicable.

“Guaranty” means the U.S. Guaranty and the Non-U.S. Guaranty, as applicable.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Swap Contract, or any Person that was a Lender or an Affiliate of a Lender at the time such Person entered into such Swap Contract.

“IFRS” means International Financial Reporting Standards and statements and pronouncements related thereto.

“Immaterial Subsidiary” means any Subsidiary of the Company that (a) did not, as of the last day of the Fiscal Quarter of the Company most recently ended, have assets with a value in excess of 3.0% of the total assets or revenues representing in excess of 3.0% of total revenues of the Company and its Subsidiaries, in each case, on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the Fiscal Quarter of the Company most recently ended, did not have assets with a value in excess of 7.5% of total assets or revenues representing in excess of 7.5% of total revenues of the Company and its Subsidiaries, in each case, on a consolidated basis as of such date.

“Incurrence Test” means, as of any date of determination, (a) on a Pro Forma Basis after giving effect to the proposed transaction, (i) the Consolidated Interest Coverage Ratio of the Company for the four Fiscal Quarter period most recently ended for which the Company shall have delivered, or shall have been required to deliver, financial statements in accordance with Section 6.01, shall be at least 0.50x higher than the Consolidated Interest Coverage Ratio for the applicable period set forth in Section 7.11(a) (i.e. if the required ratio in Section 7.11(a) is 4.00 to 1.00, the requirement for purposes of determining the permissibility of the proposed transaction shall be 4.50 to 1.00) and (ii) the Consolidated Leverage Ratio of the Company for the four Fiscal Quarter period most recently ended for which the Company shall have delivered, or shall have been required to deliver, financial statements in accordance with Section 6.01, shall be at least 0.25x lower than the Consolidated Leverage Ratio for the applicable period set forth in Section 7.11(b) (i.e. if the required ratio in Section 7.11(b) is 3.35 to 1.00, the requirement for purposes of determining the permissibility of the proposed transaction shall be 3.10 to 1.00), and (b) the Liquidity of the Loan Parties will be greater than or equal to the Liquidity Threshold.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness for borrowed money;

(b) all obligations evidenced by notes, bonds, debentures or similar instruments;

(c) all reimbursement obligations with respect to letters of credit, bank guarantees or bankers’ acceptances;

(d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business;

(e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property;

(f) all Attributable Indebtedness;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of Disqualified Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) the Swap Termination Value of any Swap Contract;

(i) all “earnouts,” seller notes and similar payment obligations except to the extent such earn-out obligations are not required to be shown as a liability on the balance sheet of the Company and its Subsidiaries;

(j) all Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that such Indebtedness (x) is expressly made non-recourse to such Person or (y) would not appear on the consolidated balance sheet of such Person; and

(k) all Guarantees of such Person (other than any Guarantees to vendors or Guarantees issued for purposes other than supporting Indebtedness identified in the foregoing clauses (a)-(i)) in respect of any of the foregoing (to the extent of a Borrower’s or Subsidiary’s liability in respect of such Guarantee).

Notwithstanding anything to the contrary contained herein, shall not include amounts constituting the Escrow Amount (as defined in the Share Purchase Agreement).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property Security Agreement” means, collectively, the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement, in each case, as defined and to the extent required by the applicable Security Agreement, together with each other intellectual property security agreement executed and delivered pursuant to Section 6.13 or the applicable Security Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan and any AC Swing Line Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan bearing interest at the Base Rate), the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any AC Swing Line Loan, the date such AC Swing Line Loan shall be prepaid pursuant to Section 2.05(b) or repaid pursuant to Section 2.07(c) and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice (or such other period that is nine or twelve months requested by the Company and consented to by all the Lenders); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internally Generated Cash” means any cash of the Company or any of its Subsidiaries that is not generated from a Disposition, the issuance or incurrence of Indebtedness, the issuance or sale of Equity Interests or any contribution to the capital of the Company or such Subsidiary.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IP Rights” means all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights of the Company or its Subsidiaries that are reasonably necessary for the operation of their respective businesses.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” has the meaning specified in Section 2.15(a).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or any New Term Commitment.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and, solely with respect to the Existing Letters of Credit, mean the “Issuing Bank” with respect to such Existing Letters of Credit set forth on Schedule 1.01(a).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC and BNP Paribas Securities Corp., in their capacities as joint lead arrangers and joint bookrunning managers.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lender Funding Obligation” has the meaning specified in the definition of “Defaulting Lender.”

“Lender Insolvency Event” means that (i) a Lender (or its parent company) is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender (or its parent company) is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender (or its parent company), or such Lender (or its parent company) has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender (or its parent company) by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments under the Multicurrency Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means the sum of (i) unused Revolving Credit Commitments under this Agreement plus (ii) unrestricted cash and Cash Equivalents as set forth in a certificate of a Responsible Officer.

“Liquidity Threshold” means, as of any date of determination, $150,000,000.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a New Term Loan, a Revolving Loan, a New Revolving Credit Loan or a Swing Line Loan (including an AC Swing Line Loan).

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, the Guaranties and the Security Documents.

“Loan Parties” means, collectively, the Company, the Dutch Borrower and each other Guarantor.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(b) hereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Intellectual Property” means any IP Rights that are material to the operation of the business of the Company and the Restricted Subsidiaries, taken as a whole.

“Material Real Property” means fee owned real property with a fair market value in excess of $5,000,000.

“Maturity Date” means either the Revolving Maturity Date or the Term Loan Maturity Date.

“Maximum Incremental Facilities Amount” means, at any date of determination, an amount such that, on a Pro Forma Basis after giving effect to New Revolving Credit Commitments or New Term Loans, together with any Permitted Additional Notes previously incurred pursuant to Section 7.03(q) (and with respect to any New Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available under such New Revolving Credit Commitment and any New Revolving Credit Commitments previously made pursuant to Section 2.15), as applicable, the First Lien Secured Leverage Ratio shall be no greater than 1.75 to 1.0 as of the end of the four Fiscal Quarter period most recently ended.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage or deed of trust creating and evidencing a Lien on a Mortgaged Property, which shall be in a form reasonably satisfactory to the Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law.

“Mortgage Policies” has the meaning specified in Schedule 6.14.

“Mortgaged Property” means the real property that is owned by any Loan Party on the Closing Date listed on Schedule 5.07(b) and any Material Real Property acquired after the Closing Date.

“Multicurrency Revolving Borrowing” means a Borrowing comprised of Multicurrency Revolving Loans.

“Multicurrency Revolving Commitment” means, with respect to each Multicurrency Revolving Lender, the commitment, if any, of such Lender to make Multicurrency Revolving Loans, expressed as an amount in Dollars, as such commitment may be (a) reduced from time to time in accordance with the terms of this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. The initial amount of the Multicurrency Revolving Commitment of each Multicurrency Revolving Lender party hereto on the date of this Agreement is set forth in Schedule 2.01, and the initial amount of the Multicurrency Revolving Commitment of each Multicurrency Revolving Lender becoming party hereto after the date of this Agreement shall be as set forth in the Assignment and Assumption pursuant to which such Lender becomes party hereto. The aggregate Dollar Equivalent amount of Multicurrency Revolving Commitments as of the Closing Date is $100,000,000.

“Multicurrency Revolving Credit Facility” means, at any time, the aggregate amount of the Multicurrency Revolving Lenders’ Multicurrency Revolving Commitments at such time.

“Multicurrency Revolving Lender” means a Lender with a Multicurrency Revolving Commitment or an outstanding Multicurrency Revolving Loan.

“Multicurrency Revolving Loan” means a Loan made pursuant to Section 2.01(e) or, as the context requires, the outstanding principal amount thereof. Each Multicurrency Revolving Loan denominated in Dollars shall either be a Base Rate Loan or a Eurocurrency Rate Loan, and each Multicurrency Revolving Loan denominated in Euro shall be a Eurocurrency Rate Loan.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance or Involuntary Disposition (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received), net of (a) reasonable and customary fees and expenses associated in connection therewith (including, without limitation, legal, accounting and investment banking fees, sales commissions and placement fees), (b) taxes paid or payable as a result thereof, (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Lien permitted under Section 7.01 (ranking senior to any Lien of the Administrative Agent) on the related property (including, without limitation, prepayment premiums and/or penalties thereon), (d) in the case of any Disposition, any portion of such proceeds deposited in an escrow account pursuant to documentation relating to a Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to such Loan Party or such Subsidiary) and (e) in the case of any Disposition, any portion of any such proceeds which the Company determines in good faith should be reserved for post-closing adjustments and indemnities, it being understood and agreed that on the date that all such post-closing adjustments have been determined (which, unless such funds are held in an escrow account, shall not be later than 360 days following such Disposition), the amount (if any) by which the reserved amount in respect of such Disposition exceeds the actual post-closing adjustments payable by any Loan Party shall constitute Net Cash Proceeds on such date received by such Loan Party; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance or Involuntary Disposition.

“New Revolving Credit Commitments” has the meaning specified in Section 2.15(a).

“New Revolving Credit Facility” means the facility providing for the Borrowing of New Revolving Credit Loans.

“New Revolving Credit Lender” has the meaning specified in Section 2.15(a).

“New Revolving Credit Loans” has the meaning specified in Section 2.15(b).

“New Term Commitments” has the meaning specified in Section 2.15(a).

“New Term Lender” has the meaning specified in Section 2.15(a).

“New Term Loans” has the meaning specified in Section 2.15(c).

“Non-Consenting Lender” has the meaning specified in Section 10.13.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Guarantors” means each of the Guarantors identified on Schedule I, and each Person that executes a Non-U.S. Guaranty and joins this Agreement as a Non-U.S. Guarantor pursuant to the terms of Section 6.13, but shall in no event include any Excluded Subsidiary or any Unrestricted Subsidiary.

“Non-U.S. Guaranty” means the Guaranty made by the Company and the Non-U.S. Guarantors in respect of the Obligations of the Dutch Borrower in favor of the Secured Parties, substantially in the form of Exhibit F-1, together with each other guaranty and guaranty supplement in respect of the Obligations of the Dutch Borrower delivered pursuant to Section 6.13.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C-1 or Exhibit C-2, as applicable.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to a Loan, Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any

non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, similar charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency (including any AC Swing Line Loan), the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parallel Debt A” means the Parallel Debt A as set out in Section 9.14(a) of this Agreement and any other Parallel Debt under any of the Loan Documents mirroring all obligations of the Company under Term A Loan.

“Parallel Debt B” means the Parallel Debt set out in Section 9.14(b) of this Agreement and any other Parallel Debt under any of the Loan Documents mirroring obligations of the Dutch Borrower under Term B Loans and/or other indemnities and costs.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means, with respect to the Company and any other Restricted Subsidiary, the acquisition in a single transaction or in a series of related transactions, of either (a) all or substantially all of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger, consolidation or other reorganization with such other, provided that (a) the property acquired (or the property of the Person acquired) in such acquisition is a business, or those assets of a business, of the type that would not result in a violation of the provisions of Section 7.07 of this Agreement, (b) in the case of an acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition, (c) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition, the Loan Parties would be in compliance with the Financial Covenants on a Pro Forma Basis, (d) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be deemed true and correct in all material respects as of such earlier date, (e) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Company as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction and (f) following such Permitted Acquisition, on a Pro Forma Basis, the Liquidity of the Loan Parties will be greater than or equal to the Liquidity Threshold.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other amounts paid, and underwriting discounts, defeasance costs, fees, commissions and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the shorter of (i) the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Maturity Date of the Term B Facility were instead due on the date that is one year following the Maturity Date of the Term B Facility, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, and (d) to the extent such person is a Loan Party, such modification, refinancing, refunding, renewal or extension shall not be incurred by Restricted Subsidiaries that are not Loan Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the applicable Security Agreement.

“Pledged Equity” has the meaning specified in the applicable Security Agreement.

“PMP” means professional market party (professionele markt party) within the meaning of the Dutch Financial Supervision Act.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the Financial Covenants, such transaction shall be deemed to have occurred as of the first day of the most recent four Fiscal Quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 6.01(a) or 6.01(b) (the “Calculation Period”). In connection with the foregoing, (a) with respect to any Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Person or property Disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction applicable in such calculations and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the Calculation Period and (b) with respect to any Permitted Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) (1) such items are not otherwise included in such income statement and cash flow statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (2) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent or (B) such items are (1) cost savings and expenses projected by the Company in good faith which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933, as amended, (2) factually supportable and (3) reasonably acceptable to the Administrative Agent; provided the aggregate amount of such adjustments under this clause (b)(i)(B) taken into account in determining Consolidated EBITDA for any Calculation Period shall not exceed an aggregate amount equal to 5% of the Consolidated EBITDA attributable to the property acquired (or the property of the Person acquired) in such acquisition and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the Calculation Period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of the chief executive officer, chief financial officer, treasurer or controller of the Company containing reasonably detailed calculations of the Financial Covenants as of the end of the period of the four Fiscal Quarters most recently ended for which the Company has delivered financial statements pursuant to Section 6.01(a) or 6.01(b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Forma Financial Statements” has the meaning specified in Section 4.01(e).

“Public Lender” has the meaning specified in Section 6.02.

“Refinancing” has the meaning specified in the Preliminary Statements.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment or into or out of any property.

“Replaced Term Loans” has the meaning specified in Section 10.01.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Term B Loans with the incurrence of Indebtedness in the form of loans by the Company or any Subsidiary that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement and is incurred for the primary purpose of prepaying or replacing the Term B Loans with loans having an effective yield (with the comparative determinations to be made by Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount (with any such upfront fees or original issue discount being equated to interest rate assuming a 4-year life to maturity) shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Eurocurrency Rate (or comparable rate)) that is less than the effective yield (as determined by the Administrative Agent on the same basis) of the Term B Loans, including without limitation, as may be effected through any amendment to the terms of the Term B Loans under this Agreement reducing the interest rate or effective yield of the Term B Loans. Absent manifest error, any determination by Administrative Agent as contemplated by the preceding sentence shall be conclusive and binding on all Lenders holding Term Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans (other than Swing Line Loans), a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Multicurrency Revolving Lenders” means Multicurrency Revolving Lenders having more than 50% of the sum of the (a) total aggregate outstanding principal amount of Multicurrency Revolving Loans and L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), and (b) aggregate unused Multicurrency Revolving Credit Commitments; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Multicurrency Revolving Lenders.

“Required Revolving Lenders” means Revolving Credit Lenders having more than 50% of the sum of the (a) total aggregate outstanding principal amount of Revolving Loans and L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), and (b) aggregate unused Revolving Credit Commitments; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means each Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a Borrowing of an AC Swing Line Loan, (iii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, August 2, 2011, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Availability Period” means the period from and including the Closing Date to and including the Revolving Maturity Date (or, if earlier, (i) with respect to U.S. Revolving Commitments, the date on which all outstanding U.S. Revolving Commitments terminate and (ii) with respect to Multicurrency Revolving Commitments, the date on which all outstanding Multicurrency Revolving Commitments terminate).

“Revolving Borrowing” means a Multicurrency Revolving Borrowing or a U.S. Revolving Borrowing.

“Revolving Credit Commitment” means a Multicurrency Revolving Commitment or a U.S. Revolving Commitment.

“Revolving Credit Facility” means a Multicurrency Revolving Credit Facility, a U.S. Revolving Credit Facility or a New Revolving Credit Facility.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment, a New Revolving Credit Commitment, an outstanding Revolving Loan or a New Revolving Loan.

“Revolving Credit Note” means a promissory note of the applicable Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of such Borrower to such Revolving Credit Lender resulting from the Revolving Loans made by such Revolving Credit Lender to the applicable Borrower.

“Revolving Loan” means a Loan made pursuant to Section 2.01(d), Section 2.01(e) or Section 2.15(a) or, as the context requires, the outstanding principal amount thereof.

“Revolving Maturity Date” means the date that is five years after the Closing Date; provided, however, that, if such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent, the Swing Line Lender or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement by and between the Company or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract by and between the Company or any of its Subsidiaries and any Hedge Bank.

“Secured Parties” means, collectively, Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means, collectively, the security agreement dated the date hereof among the Company, each Subsidiary thereof which is named therein and organized and existing under the laws of a United States jurisdiction and the Administrative Agent, the Intellectual Property Security Agreements and each other Collateral Document executed and delivered pursuant to Section 4.01, Section 6.13, Section 6.14 and Section 6.15, each in form and substance reasonably acceptable to the Administrative Agent, to secure the Obligations of each Loan Party under its respective Loan Documents.

“Share Purchase Agreement” means the Share Purchase Agreement dated as of July 3, 2011, among VAC Luxembourg S.à r.l, as seller, OMG Germany Holding GmbH, as the purchaser, and OM Group, Inc., as the guarantor.

“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the (x) L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency and (y) Swing Line Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any AC Swing Line Loan.

“Subordinated Indebtedness” means any unsecured Indebtedness that is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions customary for high yield subordinated debt securities.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a), and shall include each AC Swing Line Loan.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) the Dollar Equivalent of $10,000,000 and (b) the Aggregate Commitments under the Multicurrency Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments under the Multicurrency Revolving Credit Facility.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, similar fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Company pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Term A Commitments as of the Closing Date is $100,000,000.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Maturity Date” means the date that is five years after the Closing Date; provided, however, that, if such date is not a Business Day, the Term A Maturity Date shall be the next preceding Business Day.

“Term B Borrowing” means either a Term B Dollar Borrowing or a Term B Euro Borrowing.

“Term B Commitment” means either a Term B Dollar Commitment or a Term B Euro Commitment. The aggregate Dollar Equivalent amount of Term B Commitments as of the Closing Date is $600,000,000.

“Term B Dollar Borrowing” means a borrowing consisting of simultaneous Term B Dollar Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Dollar Commitment” means, as to each Term B Dollar Lender, its obligation to make Term B Dollar Loans to the Dutch Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Dollar Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Dollar Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Term B Dollar Commitments as of the Closing Date is $350,000,000.

“Term B Dollar Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Dollar Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Dollar Loans of all Term B Dollar Lenders outstanding at such time.

“Term B Dollar Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term B Dollar Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Dollar Loans at such time.

“Term B Dollar Loan” means an advance made by any Term B Dollar Lender under the Term B Dollar Facility.

“Term B Euro Borrowing” means a borrowing consisting of simultaneous Term B Euro Loans of the same Type, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(c).

“Term B Euro Commitment” means, as to each Term B Euro Lender, its obligation to make Term B Euro Loans to the Dutch Borrower pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Euro Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Euro Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Term B Euro Commitments as of the Closing Date is €175,000,000.

“Term B Euro Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Euro Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Euro Loans of all Term B Euro Lenders outstanding at such time.

“Term B Euro Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term B Euro Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Euro Loans at such time.

“Term B Euro Loan” means an advance made by any Term B Euro Lender under the Term B Euro Facility.

“Term B Facility” means either a Term B Dollar Facility or a Term B Euro Facility.

“Term B Lender” means either a Term B Dollar Lender or a Term B Euro Lender.

“Term B Loan” means either a Term B Dollar Loan or a Term B Euro Loan.

“Term B Maturity Date” means the date that is six years after the Closing Date; provided, however, that, if such date is not a Business Day, the Term B Maturity Date shall be the next preceding Business Day.

“Term Borrowing” means either a Term A Borrowing or a Term B Borrowing.

“Term Commitment” means either a Term A Commitment or a Term B Commitment.

“Term Lender” means, at any time, the Term A Lender or a Term B Lender.

“Term Loan” means a Term A Loan or a Term B Loan.

“Term Loan Maturity Date” means either the Term A Maturity Date or the Term B Maturity Date, as the case may be.

“Threshold Amount” means $25,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans (including any AC Swing Line Loans) and all L/C Obligations.

“Transactions” has the meaning specified in the Preliminary Statements.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Pension Liability” means as of a Pension Plan’s most recent valuation date, the excess of such Pension Plan’s funding target (as determined under Section 430 of the Code), over the value of such Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than any Borrower or any Guarantor as of the Closing Date (or any Person required to become a Guarantor after the Closing Date) designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 6.16 subsequent to the date hereof.

“U.S. Guarantors” means each of the Guarantors identified on Schedule II, and each Person that executes a U.S. Guaranty and joins this Agreement as a U.S. Guarantor pursuant to the terms of Section 6.13, but shall in no event include any Excluded Subsidiary or any Unrestricted Subsidiary.

“U.S. Guaranty” means the Guaranty made by the U.S. Guarantors in respect of the Obligations of the Company in favor of the Secured Parties, substantially in the form of Exhibit F-2, together with each other guaranty and guaranty supplement in respect of the Obligations of the Company delivered pursuant to Section 6.13.

“U.S. Revolving Borrowing” means a Borrowing comprised of U.S. Revolving Loans.

“U.S. Revolving Commitment” means, with respect to each U.S. Revolving Lender, the commitment, if any, of such Lender to make U.S. Revolving Loans, expressed as an amount in Dollars, as such commitment may be (a) reduced from time to time in accordance with the terms of this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. The initial amount of the U.S. Revolving Commitment of each U.S. Revolving Lender party hereto on the date of this Agreement is set forth in Schedule 2.01, and the initial amount of the U.S. Revolving Commitment of each U.S. Revolving Lender becoming party hereto after the date of this Agreement shall be as set forth in the Assignment and Assumption pursuant to which such Lender becomes party hereto. The aggregate principal amount of U.S. Revolving Commitments as of the Closing Date is $100,000,000.

“U.S. Revolving Credit Facility” means, at any time the aggregate amount of the U.S. Revolving Lenders’ U.S. Revolving Commitments at such time.

“U.S. Revolving Lender” means a Lender with a U.S. Revolving Commitment or an outstanding U.S. Revolving Loan.

“U.S. Revolving Loan” means a Loan made pursuant to Section 2.01(d) or, as the context requires, the outstanding principal amount thereof. U.S. Revolving Loans shall be denominated in Dollars.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, rule or regulation and any reference to any law or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Where it relates to a Dutch entity, a reference to:

(i) a liquidation, insolvency or reorganisation includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii) a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(iii) insolvency includes a bankruptcy, moratorium and emergency regulation (noodregeling);

(iv) a trustee includes a curator;

(v) a custodian includes a bewindvoerder;

(vi) “security interest” includes any mortgage (hypotheek), pledge (pandrecht), financial collateral agreement (financiëlezekerheidsovereenkomst), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijke zekerheid);

(vii) an attachment includes a beslag; and

(viii) a subsidiary includes a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code.”

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurocurrency Rate Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurocurrency Rate Borrowing”) or by Class and Type (e.g., a “Eurocurrency Rate Revolving Credit Borrowing”)

1.03 Accounting Terms

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP or, with respect to the Acquired Business, solely for purposes other than any computation of any financial ratio or requirement, IFRS, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Company Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable; provided however, that (i) if the Dollar Equivalent of amounts of Credit Extensions and Outstanding Amounts denominated in Alternate Currencies has increased as a result of fluctuations in the exchange rate applicable to the relevant Alternate Currencies such that the aggregate Outstanding Amount of the outstanding Multicurrency Revolving Loans, L/C Obligations and Swing Line Loans exceeds the aggregate Multicurrency Revolving Commitments as then in effect, then the Company shall not be obligated to make a prepayment pursuant to Section 2.05(b)(iv) of this Agreement so long as the aggregate Outstanding Amount of the Multicurrency Revolving Loans, L/C Obligations and Swing Line Loans does not exceed an amount equal to 105% of the aggregate Multicurrency Revolving Commitment, and (ii) no violation, Default or Event of Default shall be deemed to have occurred or exist to the extent that any basket or threshold set forth in Articles V, VI, VII or VIII is exceeded solely as a result of fluctuations in the exchange rate applicable to the Alternative Currency or other relevant currency.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, AC Swing Line Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, AC Swing Line Loan, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the Swing Line Lender or the L/C Issuer, as the case may be.

1.06 Change of Currency.

(a) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(b) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein:

(a) each Term A Lender agrees to make a Term A Loan in Dollars to the Company on the Closing Date in an aggregate principal amount not exceeding its Term A Commitment;

(b) each Term B Dollar Lender agrees to make a Term B Dollar Loan in Dollars to the Dutch Borrower on the Closing Date in an aggregate principal amount not exceeding its Term B Dollar Commitment;

(c) each Term B Euro Lender agrees to make a Term B Euro Loan in Euros to the Dutch Borrower on the Closing Date in an aggregate principal Dollar Equivalent amount not exceeding its Term B Euro Commitment;

(d) each U.S. Revolving Lender agrees to make U.S. Revolving Loans in Dollars to the Company from time to time during the Revolving Availability Period in an aggregate principal amount that will not at any time result in such Lender’s Total Outstandings under the U.S. Revolving Credit Facility exceeding its U.S. Revolving Commitment; and

(e) each Multicurrency Revolving Lender agrees to make Multicurrency Revolving Loans in Dollars or Alternative Currency to the Company or the Dutch Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not at any time result in such Lender’s Total Outstandings under the Multicurrency Revolving Credit Facility exceeding its Multicurrency Revolving Commitment;

provided, however, that the aggregate Dollar Equivalent amount borrowed on the Closing Date under clauses (d) and (e) shall not exceed $10,000,000.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of any Term Loan may not be reborrowed.

The Commitments of the Lenders, and the obligations of the Lenders, are several. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender’s failure to make any Loan or comply with any of its obligations as and when required under any or all of the Loan Documents.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Committed Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) (x) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in the Alternative Currency or (y) solely with respect to the Borrowing of a Multicurrency Revolving Loan denominated in the Alternative Currency, not later than the Applicable Time five (or four in the case of the Loans to be made on the Closing Date) Business Days prior to the requested date of

Borrowing, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the applicable Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five (or four in the case of the Loans to be made on the Closing Date) Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in the Alternative Currency, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) (x) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in the Alternative Currency or (y) solely with respect to the Borrowing of a Multicurrency Revolving Loan denominated in the Alternative Currency, not later than the Applicable Time specified by the Administrative Agent, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of (x) with respect to Term Loans $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) with respect to Revolving Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Committed Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) whether the requested Borrowing is to be a Revolving Borrowing, a Term Borrowing or a Borrowing of any other Class (specifying the Class thereof), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the currency of the Loans to be borrowed. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the applicable Class of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the applicable Class of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender of the applicable Class shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 or, if such Borrowing is the initial Credit Extension, Section 4.01, the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the applicable Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto, and if requested by the Required Lenders, any Term B Euro Lender may demand that its participation in any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid or redominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the applicable Class of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of the applicable Class of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or the Alternative Currency for the account of the Company or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Multicurrency Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any

L/C Credit Extension with respect to any Letter of Credit, (x) the Outstanding Amount shall not exceed the Aggregate Commitments under the Multicurrency Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Loans of any Lender under the Multicurrency Revolving Credit Facility, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Multicurrency Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Multicurrency Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Multicurrency Revolving Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) a default of any Multicurrency Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Multicurrency Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the L/C Issuer to support each such Defaulting Lender’s Applicable Percentage of any Unreimbursed Amount.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Multicurrency Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require and as are reasonably necessary for the issuance of amendment of such Letter of Credit.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any

Multicurrency Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Multicurrency Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Multicurrency Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Multicurrency Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Multicurrency Revolving Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Multicurrency Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Multicurrency Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Multicurrency Revolving Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 1:00 p.m. on the first Business Day immediately following the date the Company received notice from the L/C Issuer of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Multicurrency Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Multicurrency Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Multicurrency Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest until paid or refinanced by a Commitment Borrower at the Default Rate. In such event, each Multicurrency Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Multicurrency Revolving Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Multicurrency Revolving Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Multicurrency Revolving Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Multicurrency Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Multicurrency Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Multicurrency Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Multicurrency Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Multicurrency Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary other than the gross negligence or willful misconduct of the L/C Issuer.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any

Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit by 105% of the applicable Letter of Credit Sublimit.

(iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations in an amount such that the Outstanding Amount of all L/C Obligations does not exceed 105% of the Letter of Credit Sublimit then in effect.

(iv) Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (the “Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Multicurrency Revolving Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at a rate per annum equal to 0.125%, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at a rate per annum equal to 0.125%, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the Multicurrency Revolving Lenders set forth in this Section 2.04, to make loans in Dollars or the Alternative Currency (each such loan, a “Swing Line Loan”) to any Borrower from time to time on any Business Day during the Revolving Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Loans and L/C Obligations of the Multicurrency Revolving Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments under the Multicurrency Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Loans under the Multicurrency Revolving Credit Facility of any Multicurrency Revolving Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Multicurrency Revolving Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan (other than an AC Swing Line Loan) shall be a Base Rate Loan and each AC Swing Line Loan shall bear interest as provided in Section 2.08(a). Immediately upon the making of a Swing Line Loan, each Multicurrency Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the Dollar Equivalent of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone in the case of any Swing Line Loan to be denominated in Dollars. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. in the case of any Swing Line Loans denominated in Dollars, and not later than the Applicable Time, in the case of any AC Swing Line Loan, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, in the case of Swing Line Loans denominated in Dollars and €100,000 in the case of AC Swing Line Loans, and (ii) the requested borrowing date, which shall be a Business Day and (iii) the currency of the Swing Line Loan to be borrowed. Each such telephonic notice for any Swing Line Loan to be denominated in Dollars must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice for any Swing Line Loan to be denominated in Dollars, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Multicurrency Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing, in the case of any Swing Line Loans denominated in Dollars, and such other time as may be specified from time to time by the Administrative Agent in the case of any AC Swing Line Loans, (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., in the case of any Swing Line Loans denominated in Dollars, and not later than the Applicable Time specified by the Administrative

Agent in the case of any AC Swing Line Loan, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the Swing Line Lender in Same Day Funds. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Multicurrency Revolving Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Company to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by cash collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Applicable Percentage of the outstanding Swing Line Loans.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Multicurrency Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Multicurrency Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Multicurrency Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Multicurrency Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Multicurrency Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Multicurrency Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Multicurrency Revolving Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Multicurrency Revolving Lender’s obligation to make Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Multicurrency Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Multicurrency Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Voluntary Prepayments.

(i) Except as set forth in Section 2.05(c), each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a minimum principal amount of (x) with respect to Term Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) with respect to Revolving Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in the Alternative Currency shall be in a minimum principal amount of (x) with respect to Term Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) with respect to Revolving Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii) The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., in the case of any Swing Line Loans denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any AC Swing Line Loan, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Company shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) 50% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2012) minus (B) the sum of (1) the amount of any voluntary prepayments of Term Loans made pursuant to Section 2.05(a) during such fiscal year or on or prior to the date such payment is required to be made (without duplication) other than prepayments made with the Net Cash Proceeds from the incurrence of Indebtedness and (2) solely to the extent the amount of the Revolving Credit Commitments are permanently reduced pursuant to Section 2.06 in connection therewith (and solely to the extent of the amount of such reduction), the amount of any voluntary prepayments of Revolving Loans made pursuant to Section 2.05(a), in each case, during such fiscal year or on or prior to the date such payment is required to be made (without duplication); provided that such percentage in clause (A) above shall be reduced to (x) 25% if the Consolidated Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than or equal to 2.25:1.00 but more than 1.50:1.00 and (b) 0% if the Consolidated Leverage Ratio as of the last day of the immediate preceding four fiscal quarters was less than or equal to 1.50:1.00.

(ii) (A) If (x) the Company or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e) (except to the extent clause (iii) of the proviso thereto is applicable to such Disposition), (f), (g), (h), (i), (k), (l), (m) or (n)) or (y) any Involuntary Disposition occurs, which results in the realization or receipt by the

Company or such Restricted Subsidiary of Net Cash Proceeds in excess for any such Disposition or series of related Dispositions of $15,000,000 or in excess during any fiscal year for all such Dispositions of $15,000,000, the Company shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) if, on or prior to such date, the Company shall have given written notice to the Administrative Agent of its intention to reinvest or cause to be reinvested all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B) (which election may only be made if no Event of Default has occurred and is then continuing).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Involuntary Disposition, at the option of the Company, and so long as no Event of Default shall have occurred and be continuing, the Company may use all or any portion of such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful for its business or to make Permitted Acquisitions within (i) three hundred sixty-five (365) days of the receipt of such Net Cash Proceeds or (ii) if the Company enters into a legally binding commitment to use such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful for its business or to make Permitted Acquisitions within three hundred sixty-five (365) days after receipt of such Net Cash Proceeds, within five hundred forty-five (545) days after receipt of such Net Cash Proceeds; provided further that if any Net Cash Proceeds are not so used within the time period set forth above in this Section 2.05(b)(ii)(B) or are no longer intended to be so used at any time after delivery of a notice of such election, an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii) If for any reason the aggregate Outstanding Amount of the U.S. Revolving Loans at any time exceeds the aggregate U.S. Revolving Commitments then in effect, the Company shall promptly prepay U.S. Revolving Loans in an aggregate amount equal to such excess.

(iv) Subject to Section 1.05 and Section 1.06 hereof, if for any reason the aggregate Outstanding Amount of the Multicurrency Revolving Loans, the L/C Obligations and Swing Line Loans at any time exceeds the aggregate Multicurrency Revolving Commitments then in effect, the Company shall promptly prepay Multicurrency Revolving Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Multicurrency Revolving Loans and Swing Line Loans such aggregate Outstanding Amount exceeds such aggregate Multicurrency Revolving Commitments then in effect.

(v) If the Company or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Company shall cause to be prepaid an aggregate amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(vi) (1) Except for any prepayments pursuant to clause (vi)(2) below, each prepayment of Term Loans of any Class pursuant to this Section 2.05(b) shall be applied pro rata among the Term Facility and within each Term Facility on a pro rata basis, to the principal repayment installments of such Term Loans; and (2) subject to the pro rata application to Loans outstanding within any Class of Term Loan (subject to clause (viii) of this Section 2.05(b)) all Net Cash Proceeds pursuant to Section 2.05(b)(ii) and Excess Cash Flow pursuant to Section 2.05(b)(i) shall be applied to the Term Loans pro rata among each Term Facility.

(vii) All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

(viii) Notwithstanding any other provisions of this Section 2.05 to the contrary, (i) to the extent that any Net Cash Proceeds of any Disposition by a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.05(b)(i) or Section 2.05(b)(ii) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.05(b)(i) or Section 2.05(b)(ii), to the extent provided herein and (ii) to the extent that the Company has determined in good faith that repatriation of any or all of such Net Cash Proceeds or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to prepayments pursuant to Section 2.05(b)(i) or Section 2.05(b)(ii), (x) the Company applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow is applied to the permanent repayment of Indebtedness of a Foreign Subsidiary.

(c) In the event that, on or prior to the first anniversary of the Closing Date, any Borrower (x) makes a prepayment (whether voluntary or mandatory) of any Term B Loans constituting a Repricing Transaction, or (y) effects any amendment to the terms of the Term B Loans under this Agreement that constitutes a Repricing Transaction, such Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans prepaid and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term B Loans outstanding immediately prior to such amendment that are subject to a Repricing Transaction. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

2.06 Termination or Reduction of Commitments.

(a) Optional.

(i) The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments under the U.S. Revolving Credit Facility, or from time to time permanently reduce the Aggregate Commitments under the U.S. Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Company shall not terminate or reduce the Aggregate Commitments under the U.S. Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments under the U.S. Revolving Credit Facility.

(ii) The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments under the Multicurrency Revolving Credit Facility, or from time to time permanently reduce the Aggregate Commitments under the Multicurrency Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate Dollar Equivalent amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments under the Multicurrency Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments under the Multicurrency Revolving Credit Facility, and (iv) if, after giving effect to any reduction of the Aggregate Commitments under the Multicurrency Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments under the Multicurrency Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess.

(b) Mandatory.

(i) The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 at 5:00 p.m. on the Closing Date upon funding the Term Loans.

(ii) The Revolving Credit Commitment of each Revolving Credit Lender shall be automatically and permanently reduced to $0 on the Revolving Maturity Date of the applicable Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s pro rata share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

2.07 Repayment of Loans.

(a) Term Loans.

(i) The Company shall, on the dates set forth below, repay to the Administrative Agent for the ratable account of the Term A Lenders, the percentage set forth below of the aggregate principal amount of all Term A Loans outstanding on the Closing Date (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Term A Loan Principal Amortization Payment Percentage
December 31, 2011	1.25%
March 31, 2012	1.25%
June 30, 2012	1.25%
September 30, 2012	1.25%
December 31, 2012	1.25%
March 31, 2013	1.25%
June 30, 2013	1.25%

September 30, 2013	2.50%
December 31, 2013	2.50%
March 31, 2014	2.50%
June 30, 2014	2.50%

September 30, 2014	2.50%
December 31, 2014	2.50%
March 31, 2015	2.50%
June 30, 2015	2.50%

September 30, 2015	5.0%
December 31, 2015	5.0%
March 31, 2016	5.0%
June 30, 2016	5.0%

5th Anniversary of Closing Date	Balance

(ii) (I) The Dutch Borrower shall, on the last Business Day of each March, June, September and December, commencing with the last Business Day of December 2011 and ending with the last Business Day of the fiscal quarter preceding the Maturity Date for the Term B Dollar Facility, repay to the Administrative Agent for the ratable account of the Term B Dollar Lenders, 0.25% of the aggregate principal amount of all Term B Dollar Loans outstanding on the Closing Date and (II) the Dutch Borrower shall, on the last Business Day of each March, June, September and December, commencing with the last Business Day of December 2011 and ending with the last Business Day of the fiscal quarter preceding the Maturity Date for the Term B Euro Facility, repay to the Administrative Agent for the ratable account of the Term B Euro Lenders, 0.25% of the aggregate principal amount of all Term B Euro Loans outstanding on the Closing Date (which installments in the case of this clause (ii) shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05); provided that the final principal repayment installment of the Term Loans of each Class shall be repaid on the Term Loan Maturity Date of the applicable Term Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans of such Class outstanding on such date.

(b) Revolving Loans. Each Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Credit Lenders on the Revolving Maturity Date for the applicable Revolving Credit Facility the aggregate principal amount of all of its Revolving Loans outstanding on such date.

(c) The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Dollar-denominated Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iv) each AC Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the AC Swing Rate plus the Applicable Rate for Eurocurrency Rate Loans plus (in the case of an AC Swing Line Loan of the Swing Line Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(b) While any Event of Default set forth in Sections 8.01(a) and (f) exists, the applicable Borrower shall pay interest on (i) the principal amount of all of its outstanding Loans hereunder that are past due at a fluctuating interest rate per annum at all times equal to the Default Rate and (ii) and all outstanding interest or fees, including Letter of Credit Fees, hereunder that are past due at a fluctuating interest rate per annum at all times equal to the Default Rate without taking into account the proviso at the end of the definition of “Default Rate” to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) The Company shall pay to the Administrative Agent for the account of each U.S. Revolving Lender a commitment fee in Dollars (such fee, the “U.S. Revolving Commitment Fee”), which shall accrue on each day (during the period from and including the date of this Agreement to and including the last day of the Revolving Availability Period) at the rate equal to 0.50% per annum of the unused U.S. Revolving Commitment of such U.S. Revolving Lender for such day.

(b) The Borrowers shall pay to the Administrative Agent for the account of each Multicurrency Revolving Lender a commitment fee in Dollars (such fee, the “Multicurrency Revolving Commitment Fee”), which shall accrue on each day (during the period from and including the date of this Agreement to and including the last day of the Revolving Availability Period) at the rate equal to 0.50% per annum of the unused Multicurrency Revolving Commitment of such Multicurrency Revolving Lender for such day. For purposes of computing the Multicurrency Revolving Commitment Fees for the purpose of this paragraph (b) only, a Multicurrency Revolving Lender’s Multicurrency Revolving Commitment will be deemed to be used as at any date to the extent of its outstanding Multicurrency Revolving Loans as at such day and L/C Obligations as at such day. For the purpose of calculating any Multicurrency Revolving Lender’s Multicurrency Revolving Commitment Fee, the outstanding Swing Line Loans during the period for which such Lender’s Multicurrency Revolving Commitment Fee is calculated shall be deemed to be zero.

(c) Accrued commitment fees as set forth in paragraphs (a) and (b) above will be payable in arrears on the last day of March, June, September and December of each year, the last day of the Revolving Availability Period and on the date on which any termination of a Lender’s Revolving Commitment becomes effective. All commitment fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day of the relevant period).

(d) Funding Fee. The Dutch Borrower agrees to pay on the Closing Date to (x) each Term B Dollar Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term B Dollar Loan, a funding fee (the “Term B Dollar Closing Date Funding Fee”) in an amount equal to 1.0% of the Dollar Equivalent of the stated principal amount of such Lender’s Term B Dollar Loans funded on the Closing Date and (y) each Term B Euro Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term B Euro Loan, a funding fee (the “Term B Euro Closing Date Funding Fee” and, together with the Term B Dollar Closing Date Funding Fee, the “Funding Fees”) in an amount equal to 1.0% of the stated principal amount of such Lender’s Term B Euro Loans funded on the Closing Date. The Funding Fees will be in all respects fully earned, due and payable on the Closing Date and, non-refundable and non-creditable thereafter and the Funding Fees shall be netted against Loans made by each Appropriate Lender on the Closing Date.

(e) Other Fees. The Company shall pay to the Lenders, the Lead Arrangers and the Administrative Agent for their own respective accounts, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in the Alternative Currency as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s

Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14 Defaulting Lenders.

(a) Reallocation of Defaulting Lender Commitment, Etc. If a Multicurrency Revolving Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit participation pursuant to Section 2.03(b)(ii) and Swing Line Loan participation pursuant to Section 2.04(a) of such Defaulting Lender:

(i) the Letter of Credit participation pursuant to Section 2.03(b)(ii) and Swing Line Loan participation pursuant to Section 2.04(a), in each case, of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Multicurrency Revolving Commitments; provided that (a) the Outstanding Amount of each Non-Defaulting Lender’s Multicurrency Revolving Loans and L/C Obligations (with the aggregate amount of such Lenders’ risk participations and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender) may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim by the Company, the Dutch Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit participation pursuant to Section 2.03(b)(ii) and Swing Line Loan participation pursuant to Section 2.04(a) cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Company will, not later than two Business Days after demand by the Administrative Agent (at the direction of the L/C Issuer and/or the Swing Line Lender, as the case may be), (1) Cash Collateralize the obligations of the Company to the L/C Issuer and the Swing Line Lender in respect of such Letter of Credit participation pursuant to Section 2.03(b)(ii) and the Swing Line Loan participation pursuant to Section 2.04(a), as the case may be, in an amount equal to the aggregate amount of the unreallocated portion of such Letter of Credit participation pursuant to Section 2.03(b)(ii) and the Swing Line Loan participation pursuant to Section 2.04(a), or (2) in the case of such Swing Line Loan participation pursuant to Section 2.04(a), prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (3) make other arrangements satisfactory to the Administrative Agent, and to the L/C Issuer and the Swing Line Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Company or the Dutch Borrower for the account of a Defaulting Lender that was or is a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until (subject to Section 2.14(d)) the termination of the Commitments and payment in full of all obligations of the Company and the Dutch Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders that are Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders that are Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed payments made by the L/C Issuer pursuant to a Letter of Credit then due and payable to the Non-Defaulting Lenders that are Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders that are Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Company and the Dutch Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.09 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that in the case of a Defaulting Lender that was or is a Lender (x) to the extent that a portion of the Letter of Credit participation pursuant to Section 2.03(b)(ii) and Swing Line Loan participation pursuant to Section 2.04(a) of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.14(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (y) to the extent any portion of such Letter of Credit participation pursuant to Section 2.03(b)(ii) and Swing Line Loan participation pursuant to Section 2.04(a) cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the L/C Issuer and the Swing Line Lender, as applicable, as their interests appear (and the pro rata payment provisions of Sections 2.12 and 2.13 will automatically be deemed adjusted to reflect the provisions of this Section).

(c) Termination of Defaulting Lender Commitment. The Company may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.14(a)(iii) will apply to all amounts thereafter paid by the Company or the Dutch Borrower, as applicable, for the account of such Defaulting Lender that is a Lender under this Agreement (in each case whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Company, the Dutch Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.

(d) Cure. If the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the total Revolving Credit Commitments, Revolving Loans, Letter of Credit participation pursuant to Section 2.03(b)(ii) and Swing Line Loan participation pursuant to Section 2.04(a) of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Commitments and Loans of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company or the Dutch Borrower, as applicable, while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.15 Incremental Facilities.

(a) At any time or from time to time after the Closing Date, the Company may by written notice to the Administrative Agent elect to request (A) prior to the Revolving Maturity Date, one or more increases to the existing Revolving Credit Commitments of any Class (any such increase, the “New Revolving Credit Commitments”) and/or (B) prior to the Term B Maturity Date, the establishment of one or more new term loan commitments (the “New Term Commitments”), by (i) an amount in the aggregate, together with any Permitted Additional Notes issued pursuant to Section 7.03(q), not in excess of the Maximum Incremental Facilities Amount and (ii) (subject to the limitation in clause (i) above) not less than $5,000,000 individually (or such lesser amount which shall be approved by Administrative Agent), and integral multiples of $1,000,000 in excess of that amount (subject to the limitation in clause (i) above). Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Company proposes that the New Revolving Credit Commitments or New Term Commitments, as applicable, shall be effective, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as shall be reasonably acceptable to the Administrative Agent), and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Credit Lender” or “New Term Lender,” as applicable) to whom the Company proposes any portion of such New Revolving Credit Commitments or New Term Commitments, as applicable, be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Credit Commitments or New Term Commitments may elect or decline, in its sole discretion, to provide a New Revolving Credit Commitment or a New Term Commitment. Such New Revolving Credit Commitments or New Term Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date after giving effect to such New Revolving Credit Commitments or New Term Commitments, as applicable; (2) after giving effect to the making of any New Term Loans or effectiveness of New Revolving Credit Commitments, each of the conditions set forth in Section 4.02 shall be satisfied; (3) on a Pro Forma Basis, after giving effect to such New Revolving Credit Commitments or New Term Loans (and with respect to any New Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available under such New Revolving Credit Commitment and any New Revolving Credit Commitments previously made pursuant to this Section 2.15), the Company and its Restricted Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.11; (4) the New Revolving Credit Commitments or New Term Commitments, as applicable, shall be effected pursuant to one or more joinder agreements executed and delivered by the applicable Borrower, the New Revolving Credit Lender or New Term Lender, as applicable, and Administrative Agent, and each of which shall be recorded in the Register and shall be in the form agreed among the applicable Borrower, such New Revolving Credit Lender or New Term Lender, as applicable, and reasonably satisfactory to the Administrative Agent (each, a “Joinder Agreement”), and each New Revolving Credit Lender and New Term Lender shall be subject to the requirements set forth in Section 10.19; (5) the Company or the Dutch Borrower, as applicable, shall make any payments required pursuant to Section 3.05 in connection with the New Revolving Credit Commitments or New Term Commitments, if applicable; and (6) the Company shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(b) On any Increased Amount Date on which New Revolving Credit Commitments are established, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Credit Lenders of the applicable Class shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders of the applicable Class, at the principal amount thereof, such interests in the Revolving Loans of such Class outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans of the applicable Class will be held by existing Revolving Credit Lenders of the applicable Class and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments of the applicable Class after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments of the applicable Class, (b) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment of the applicable Class and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan of the applicable Class and (c) each New Revolving Credit Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto. The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans of the applicable Class. Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) Any New Term Loans effected through the establishment of one or more Term Loans made on an Increased Amount Date shall be designated a separate Class of New Term Loans, as applicable, for all purposes of this Agreement. On any Increased Amount Date on which any New Term Commitments of any Class are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender of such Class shall make a Loan to the applicable Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment of such Class, and (ii) each New Term Lender of such Class shall become a Lender hereunder with respect to the New Term Commitment of such Class and the New Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, New Term Loans may have identical terms to the Term Loans and be treated as the same Class as the Term B Loans.

(d) Administrative Agent shall notify Lenders promptly upon receipt of the Company’s notice of each Increased Amount Date and in respect thereof (y) the Class of New Revolving Credit Commitments and the New Revolving Credit Lenders of such Class or the Class of New Term Commitments and the New Term Lenders of such Class, as applicable, and (z) in the case of each notice to any Revolving Credit Lender with respect to an increase in the Revolving Credit Commitments, the respective interests in such Revolving Credit Lender’s Revolving Credit Commitments, in each case subject to the assignments contemplated by clause (b) of this Section 2.15.

(e) The terms and provisions of the New Term Loans and New Term Commitments of any Class shall be as agreed between the applicable Borrower and the New Term Lenders providing such New Term Loans and New Term Commitments, and except as otherwise set forth herein, to the extent not identical to the Term B Loans of the applicable Class, shall be reasonably satisfactory to Administrative Agent. In any event:

(i) the Weighted Average Life to Maturity of all New Term Loans of any Class shall be no shorter than the Weighted Average Life to Maturity of the Term B Loans (except by virtue of amortization or prepayment of the Term B Loans prior to the time of such incurrence);

(ii) the Maturity Date of any Class of the New Term Loans shall be no earlier than the maturity of the Term B Loans;

(iii) the New Term Loans will share ratably in right of prepayment with the Term Loans pursuant to Section 2.05(b) or otherwise; and

(iv) the yield applicable to the New Term Loans or New Revolving Credit Loans of each Class shall be determined by the Company and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the yield applicable to such New Term Loans (after giving effect to all upfront or similar fees, original issue discount payable or interest rate floors with respect to such New Term Loans) shall not be greater than the applicable interest rate payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Loans, as applicable (including any upfront or similar fees or original issue discount paid and payable to the initial Lenders hereunder), plus 0.25% per annum unless the interest rate with respect to the Term B Loans is increased so as to cause the then applicable interest rate under this Agreement on the Term B Loans (including any upfront or similar fees or original issue discount paid and payable to the initial Lenders hereunder and the adjustment of any interest rate floor) to equal the yield then applicable to the New Term Loans (after giving effect to all upfront or similar fees, original issue discount payable or interest rate floors with respect to such New Term Loans) minus 0.25%; provided that customary arrangement or commitment fees payable to the Lead Arrangers (or their respective affiliates) or one or more arrangers of Facilities under this Section 2.15 shall be excluded.

(f) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Company to effect the provision of this Section 2.15, and for the avoidance of doubt, this Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any applicable withholding agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such applicable withholding agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any applicable withholding agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the applicable withholding agent shall withhold or make such deductions as are determined by the applicable withholding agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Borrower, the Administrative Agent or any applicable withholding agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower, the Administrative Agent or any applicable withholding agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower, the Administrative Agent or any applicable withholding agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower, the Administrative Agent or any withholding agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any penalties or expenses resulting from the gross negligence or willful misconduct of the Administrative Agent, any Lender, or the L/C Issuer, as determined by a final and nonappealable judgment of a court of competent jurisdiction), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Company and to the Administrative Agent, when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, with respect to a Loan from a Borrower that is not a Foreign Obligor,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company on behalf of such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Foreign Lender would be subject to United States federal withholding tax imposed by FATCA if such Foreign Lender fails to comply with the applicable reporting requirements of FATCA, such Foreign Lender shall deliver to the Administrative Agent and such Borrower any documentation under any applicable Law or reasonably requested by the Administrative Agent or such Borrower sufficient for the Administrative Agent or such Borrower to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such applicable reporting requirements.

(iv) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender. Notwithstanding anything to the contrary in this Section, no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(v) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency) (or the Swing Rate, in the case of any AC Swing Line Loan), or to determine or charge interest rates based upon the Eurocurrency Rate (or the Swing Rate, in the case of any AC Swing Line Loan), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans (or AC Swing Line Loans) in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan (or AC Swing Line Loans) or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such AC Swing Line Loan or Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) , the AC Swing Rate in connection with an AC Swing Line Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or the Swing Rate in connection with an AC Swing Line Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans and the obligation of the Swing Line Lender to make or maintain AC Swing Line Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or any Borrowing of any AC Swing Line Loan in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans or a Borrowing of Swing Line Loans denominated in Dollars (in the case of any AC Swing Line Loan) in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, AC Swing Line Loan or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans or any AC Swing Line Loans; or

(iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans or AC Swing Line Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any AC Swing Line Loan or Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit or AC Swing Line Loans (or of maintaining its obligation to participate in or to issue any Letter of Credit or AC Swing Line Loans), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company or the Dutch Borrower, as applicable, will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the Dutch Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the Dutch Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Company shall pay (or cause the Dutch Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Euro funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan or AC Swing Line Loans equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans or AC Swing Line Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the Dutch Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the Dutch Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the Dutch Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the Dutch Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Company (or the Dutch Borrower) (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the Dutch Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and, subject to the final paragraph of this Section 4.01, each Guaranty;

(ii) Notes executed by the Borrowers in favor of each Lender requesting a Note at least two (2) Business Days prior to the Closing Date;

(iii) subject to the final paragraph of this Section 4.01, each of the Security Agreements, duly executed by each of the Loan Parties, together with, if applicable:

(A) certificates representing the Pledged Equity referred to therein, accompanied by undated stock powers executed in blank or, if applicable, other appropriate instruments of transfer and instruments evidencing the Pledged Debt, if any, indorsed in blank, and

(B) copies of all searches with respect to the Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence reasonably satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted by Section 7.01 or have been or contemporaneously will be released or terminated (or, with respect to the Acquired Business High Yield Bonds, will be released immediately upon the consummation of the Transactions pursuant to arrangements reasonably satisfactory to the Administrative Agent) (it being agreed that the delivery of release letters, mortgage releases and/or UCC-3 financing statements, as applicable, to the Administrative Agent shall be satisfactory evidence), and all proper financing statements, duly prepared for filing under the Uniform Commercial Code or other applicable Law in all jurisdictions necessary in order to perfect and protect the Liens created under the Security Agreements (in the circumstances and to the extent required under such Security Agreements), covering the Collateral of the Borrower described in the Security Agreement;

(iv) subject to the final paragraph of this Section 4.01, to the extent required on the Closing Date, the Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States (and with respect to any such facility that is located within a special flood zone (y) a notice about special flood hazard area status and flood disaster assistance duly executed by the Company and each applicable Guarantor relating thereto and (z) evidence of insurance with respect to such facility as set forth in Section 6.07 and otherwise in form and substance reasonably satisfactory to the Administrative Agent);1 and

[1]	Required actions with respect to Mortgaged Properties to be set forth on Schedule 6.14.

(v) subject to the final paragraph of this Section 4.01, the Intellectual Property Security Agreements, duly executed by each of the relevant Loan Parties, together with evidence that all actions of such Loan Party that are necessary in order to perfect and protect the Liens on Material Intellectual Property created under the Intellectual Property Security Agreements (in the circumstances and to the extent required under such Security Agreements) have been taken.

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Company and each other Loan Party is validly existing, in good standing (where applicable) and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii) a favorable opinion of Jones Day, counsel to the Company, and counsel to each of the Loan Parties set forth on Schedule 4.01, addressed to the Administrative Agent and each Lender in form and substance reasonably satisfactory to the Administrative Agent;

(ix) (A) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.01(d) and (f) have been satisfied and (B) (x) from January 1, 2011 through the July 4, 2011, there has not occurred any Acquired Business Material Adverse Effect with respect to any Group Company (as defined in the Share Purchase Agreement) and (y) since July 4, 2011, no events or circumstances have occurred or have become known to Purchaser (as defined in the Share Purchase Agreement) that, individually or in the aggregate, have or are reasonably likely to have an Acquired Business Material Adverse Effect on the EBIT (as defined in the Share Purchase Agreement) of the Group Companies on a consolidated basis, except for any event or circumstance arising out of or in connection with (1) general economic conditions (including general developments of capital markets) or conditions affecting companies generally in the industries in which the Group Companies operate, (2) disruptions to any Business (as defined in the Share Purchase Agreement) of the Group Companies attributable to the announcement of the Share Purchase Agreement or the transactions contemplated thereby, (3) changes in laws or interpretations thereof, (4) the execution or consummation of the Share Purchase Agreement, and (5) any changes to the structure or Business of the Group Companies effected by any measure contemplated in the Share Purchase Agreement or by or at the request of Purchaser or the Company, in each case under this clause (5), to the extent consented to by the Lead Arrangers; and;

(x) subject to the final paragraph of this Section 4.01, evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(b) The Administrative Agent shall have received a certificate from the Chief Financial Officer of the Company, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the Company and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

(c) To the extent reasonably requested by the Administrative Agent in writing not less than ten (10) days prior to the Closing Date, the Administrative Agent shall have received, not later than five (5) calendar days prior to the Closing Date, all documentation and other information with respect to the Company required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(d) The representations and warranties in Section 5 of the Share Purchase Agreement (but only with respect to representations and warranties that are material to the interests of the Lenders, and only to the extent that the Company has the right to terminate its obligations under the Share Purchase Agreement as a result of a breach of such representations and warranties in the Share Purchase Agreement) shall be satisfied and (ii) the representations and warranties made in Sections 5.01(i) and (iv), 5.02(a)(i), 5.04, 5.08, 5.14, 5.16(a) (solely with respect to compliance with Applicable Laws relating to anti-money laundering and anti-bribery) and (b), 5.17 and 5.18 (subject to the last paragraph of this Section 4.01) shall be true and correct in all material respects; provided that each reference in such representation or warranty to Material Adverse Effect shall be deemed, solely with respect to the Acquired Business and its Subsidiaries on, or as of, the Closing Date (or a date prior thereto), to be “Acquired Business Material Adverse Effect.”

(e) The Company shall have furnished to the Administrative Agent (a) the Audited Financial Statements, (b) unaudited consolidated balance sheets and related statements of operations, cash flows and stockholders’ equity of the Company and the Acquired Business for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date, and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of operations (the “Pro Forma Financial Statements” of the Company and its Subsidiaries, including the Acquired Business as of and for the fiscal year twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions.

(f) Prior to or substantially contemporaneously with the Closing Date, the Acquisition shall be consummated pursuant to the Share Purchase Agreement, without giving effect to any amendments thereto or any waivers that, in any such case, are materially adverse to the Lenders in their capacities as Lenders (it being understood that any amendment to decrease the acquisition consideration in excess of 10% will be deemed to be materially adverse), without the consent of the Lead Arrangers.

(g) On the Closing Date, after giving effect to the Refinancing (including with respect to the Acquired Business High Yield Bonds, the refinancing of which shall occur immediately after the consummation of the Acquisition), the Company and its Subsidiaries (including the Acquired Business) shall not have any Indebtedness other than Indebtedness permitted under Sections 7.03(a) and (b).

(h) Payment of all reasonable fees and expenses due to the Administrative Agent, the Lead Arrangers and the Lenders (including, without limitation, fees and reasonable out-of-pocket expenses of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent and the Lead Arrangers), in each case that have been invoiced two (2) Business Days prior to the Closing Date, from the proceeds of the Credit Extensions made on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything to the contrary in this Section 4.01, to the extent that any Collateral (or the creation or perfection of any security interest therein), in each case intended to be made or granted (determined in accordance with the principles set forth in Sections 6.13 and 6.14) is not or cannot be made or granted on the Closing Date (other than (i) Uniform Commercial Code lien searches, (ii) the pledge and perfection of collateral with respect to which a lien may be perfected upon the Closing Date solely by the filing of financing statements under the Uniform Commercial Code and (iii) the pledge and perfection of security interests in the Equity Interests of each Domestic Subsidiary of a Loan Party (other than an Excluded Subsidiary) in each case with respect to which a Lien may be perfected upon the Closing Date by the delivery of a stock certificate to the extent such Equity Interests are evidenced by a stock certificate) after use by the Company of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such Collateral (or creation or perfection of a security interest therein) shall not constitute a condition precedent to the initial Credit Extensions, but shall be required to be delivered within the time periods specified in Section 6.14. It is acknowledged and agreed that the Collateral Documents set forth in Section 6.14 shall not be provided on the Closing Date but shall be delivered within the periods specified in Section 6.14 (or such longer period as the Administrative Agent, in its discretion, shall have agreed).

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension after the Closing Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification, Power and Authorization. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of organization, (ii) has or where applicable with respect to a partnership, the partners therein have the lawful, power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and, as applicable in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to do so would not cause a Material Adverse Effect, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary corporate or other organizational action on its part. No Defaults or Event of Default exists or is continuing.

5.02 No Contravention; No Default. Neither the execution and delivery of this Agreement, the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in (a) any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other Organization Documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, except where such conflict or default would not cause a Material Adverse Effect or (b) the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents or permitted under Section 7.01).

5.03 Governmental Authorization; Other Consents. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Applicable Law or any agreement in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents except (i) for those registrations, exemptions, orders, authorizations, consents, approvals, notices or other actions that have been made, obtained, given or taken, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, as of the Closing Date, or (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, other than customary Laws relating to preservation of entity capital, there exists no Law or agreement which restricts or limits the amount of cash and Cash Equivalents which may be transferred by any Subsidiary organized under the laws of Finland to such Subsidiary’s direct or indirect owners or to the Loan Parties, other than customary covenants under the loan and credit facilities permitted under this Agreement.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Company Audited Financial Statements (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present in all material respects the financial condition of the Company and its Subsidiaries (before giving effect to the Acquisition) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries (before giving effect to the Acquisition) as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case to the extent required by GAAP.

(ii) To the knowledge of the Company, the Acquired Business Audited Financial Statements (A) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present in all material respects the financial condition of the Acquired Business and its Subsidiaries (before giving effect to the Acquisition) as of the date thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby.

(b) The unaudited consolidated balance sheet of the Company and its Subsidiaries dated March 31, 2011, and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The Pro Forma Financial Statements fairly present in all material respects the consolidated pro forma financial condition of the Company and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

(e) The consolidated forecasted balance sheet and statements of income and cash flows of the Company and its Subsidiaries delivered prior to the Closing Date or pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Company to be reasonable at the time such forecasted information was prepared.

5.06 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law, in equity, in arbitration or before any Governmental Authority which individually or in the aggregate, if determined adversely, would result in any Material Adverse Effect. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Governmental Authority which would result in any Material Adverse Effect.

5.07 Ownership of Property; Liens.

(a) Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business and to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other property interests described above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Set forth on Schedule 5.07(b) hereto is a complete and accurate list of all Material Real Property owned and all material leased real property that is used for operations by any Loan Party or any of its Restricted Subsidiaries, as of the Closing Date, showing as of the date hereof the street address (to the extent available), county or other relevant jurisdiction, state and record owner.

(c) Each Loan Party and each Subsidiary of each Loan Party owns or possesses all IP Rights, without known possible, alleged or actual conflict with the rights of others, except with respect to any conflict that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.08 Solvency. Before and after giving effect to the Loans to be made on the Closing Date, the Loan Parties on a consolidated basis are Solvent.

5.09 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and each of their respective Subsidiaries, its operations, and properties are in compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Environmental Permit, (ii) no Loan Party is subject to any Environmental Liability, and (iii) no Loan Party has received written notice of any Environmental Claim from any Person, including any Governmental Authority, or to the knowledge of any Loan Party is any Environmental Claim threatened, relating to any Loan Party, (iv) none of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at, or arranged for the disposal or treatment or for transport for disposal or treatment, of Hazardous Materials from, any currently or formerly owned or operated real estate or facility in a manner that would reasonably be expected to result in Environmental Liability, (v) (A) none of the properties currently or to the knowledge of the Loan Parties, formerly owned, leased or operated by the Loan Parties or their respective Subsidiaries is listed or formally proposed for listing on the National Priorities List or any analogous foreign, state or local list, and (B) there has been no Release of Hazardous Materials by any Person on, at, under or from any property currently, or to the knowledge of the Loan Parties and during their ownership or operation thereof, formerly, owned or operated by any of them, (vi) the properties currently owned, leased or operated by the Loan Parties do not contain any Hazardous Materials in amounts or concentrations which (A) constitute a violation of Environmental Law, or (B) require response or other corrective action under any Environmental Law, (vii) the Loan Parties are not conducting or financing, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental

Law, and (viii) no Loan Party has contractually assumed any liability or obligation under any Environmental Law or is subject to any order, decree or judgment which imposes any current or pending obligation under any Environmental Law.

5.10 Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

5.11 Taxes. All material federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed (or extensions have been obtained), and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.12 ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities except where the failure to comply or be maintained in good standing would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan that would reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) except as set forth on Schedule 5.12(a), no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except in the case of (i) through (v), where such occurrence would not reasonably be expected to have a Material Adverse Effect.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and as of the Closing Date all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than non-consensual Liens permitted hereunder.

5.14 Margin Regulations; Investment Company Act.

(a) None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the FRB). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or in violation of the regulations of the FRB. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) (limited, in the case of any information relating to the Acquired Business prior to the Closing Date, to the knowledge of the Company) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws.

(a) Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) No Loan Party is violation of any Applicable Law to which it is subject, relating to anti-corruption laws or counter-terrorism (including United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the PATRIOT Act).

(c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent, Affiliate or representative of the Company is a Person currently the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any Subsidiary located, organized or resident in a country or territory that is the subject of Sanctions.

(d) The Company represents and covenants that it will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

5.17 Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any other terms of similar meaning and import) under any Subordinated Indebtedness (to the extent the concept of Designated Senior Debt (or similar concept) exists therein), or any Permitted Refinancing thereof (to the extent the concept of Designated Senior Debt (or similar concept) exists therein).

5.18 Security Documents. The Collateral Documents create (to the extent required hereby or by the applicable Collateral Documents) valid and perfected first priority liens on and/or security interests in all of the Collateral in favor of the Secured Parties, to the extent set forth in and subject to the provisions of the Collateral Documents, subject only to Liens permitted under Section 7.1 hereof.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (commencing with the fiscal year ended December 31, 2011), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (excluding comparisons to the Acquired Business financial statements for any Fiscal Year ending prior to 2012), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended September 30, 2011), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (excluding comparisons to the Acquired Business financial statements for the Fiscal Quarter ending prior to 2012), all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no later than ninety (90) days after the end of each fiscal year, forecasts prepared by management of the Company, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries for the fiscal year following such fiscal year then ended; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

6.02 Certificates; Other Information. Deliver to the Administrative Agent cause to be delivered to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2011), a duly completed Compliance Certificate in the form attached hereto as Exhibit D (or such other form as may be reasonably agreed to by the Administrative Agent) signed by the chief executive officer, chief financial officer, treasurer or controller of the Company;

(b) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company or any Restricted Subsidiary may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report supplementing Schedule 5.07(b) hereto, including, in the case of supplements to Schedule 5.07(b), an identification of all owned real property Disposed of by any Loan Party or any of its Restricted Subsidiaries since the delivery of the last supplements and a list and description of all Material Real Property acquired since the delivery of the last supplements (including the street address (if available), county or other relevant jurisdiction, state or other relevant jurisdiction, and the record owner) and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b);

(d) promptly after any Borrower has notified the Administrative Agent of any intention by such Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b), Section 6.02(b), Section 6.02(c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) upon the request of the Administrative Agent, the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and (B) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (for purposes of the United States Federal and State securities laws) with respect to the Company, its Subsidiaries, Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative

Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) Upon any Responsible Officer becoming aware of the occurrence of any Default;

(b) Upon any Responsible Officer becoming aware of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) Upon any Responsible Officer becoming aware of the occurrence of any ERISA Event (or a similar event with respect to a Foreign Plan) that would reasonably be expected to result in a Material Adverse Effect; and

(d) of the application of any amount of Net Cash Proceeds of any transaction or event pursuant to Section 2.05(b)(ii)(B).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities (except to the extent being contested or disputed in good faith by appropriate proceedings diligently conducted and adequate reserves to the extent required in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary or except to the extent the failure to pay any such obligation or liability would not constitute an Event of Default hereunder).

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (where applicable) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in the case of both (a) and (b), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency

Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Company shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, and (b) all such insurance with respect to any Collateral shall name the Administrative Agent as mortgagee or loss payee (in the case of property insurance with respect to Collateral) or additional insured, as its interests may arise, on behalf of the Secured Parties (in the case of liability insurance).

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP (or, in the case of the Acquired Business and its subsidiaries, IFRS) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers as provided below and subject to Section 10.04 hereof, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company and the applicable Loan Party; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrowers’ expense; provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ accountants.

6.11 Use of Proceeds.

(a) Use the proceeds of the Term Loans to finance the Transactions (including fees and expenses incurred in connection with the Transactions).

(b) Use the proceeds of the Revolving Credit Facilities (subject to Section 2.15 with respect to any New Revolving Loans) (i) to provide ongoing working capital and (ii) for other general corporate purposes of the Company and the Dutch Borrower and their respective Subsidiaries (including Permitted Acquisitions).

(c) Use the proceeds of the New Term Loans (subject to Section 2.15) made after the Closing Date (i) to provide ongoing working capital and (ii) for other general corporate purposes of the Company and its Subsidiaries (including Permitted Acquisitions).

6.12 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Loan Party is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.13 Covenant to Guarantee Obligations and Give Security.

(a) Except as otherwise provided in Section 6.14, upon (x) the formation or acquisition of any new direct or indirect Restricted Subsidiary (other than an Excluded Subsidiary) by any Loan Party or the designation in accordance with Section 6.16 of any existing direct or indirect Unrestricted Subsidiary as a Restricted Subsidiary or (y) any Subsidiary ceasing to constitute an Immaterial Subsidiary, the Company shall, in each case at the Company’s expense:

(i) as soon as reasonably practicable and in any case on or prior to thirty (30) days after such formation, acquisition or designation (or such longer period as the Administrative Agent may agree in its reasonable discretion):

(A) cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, providing a Guaranty of the Obligations of the Company (unless such Restricted Subsidiary is an Excluded Subsidiary with respect to Obligations of the Company) and the Dutch Borrower, as applicable, subject to any limitations required by local Law;

(B) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.13 to furnish to the Administrative Agent a description of any Material Real Property owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(C) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.13 to duly execute and deliver to the Administrative Agent supplements to the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents, as specified by, and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreements, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date) and the Mortgages with respect to Material Real Property in a form and substance substantially consistent with the Mortgages required pursuant to Section 4.01 and Section 6.14 or otherwise in form and substance reasonably satisfactory to the Administrative Agent, in each case granting a Lien in substantially all personal property of such Restricted Subsidiary and all Material Real Property, securing the Obligations of such Restricted Subsidiary under its Guaranty;

(D) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.13 to deliver any and all certificates representing Equity Interests owned by such Restricted Subsidiary or, if applicable in the case of Equity Interests of Foreign Subsidiaries and, to the extent required by the applicable Security

Agreements, cause the legal representative(s) of such Restricted Subsidiary to register the transfer of the Equity Interests in the relevant share registers of such Restricted Subsidiary, in each applicable case accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, to the extent required by the applicable Security Agreements, instruments, if any, evidencing the intercompany debt held by such Restricted Subsidiary, if any, indorsed in blank to the Administrative Agent or accompanied by other appropriate instruments of transfer;

(E) take and cause such Restricted Subsidiary to take whatever reasonable action (including the recording of Mortgages with respect to Material Real Property, the filing of Uniform Commercial Code financing statements (or comparable documents or instruments under other Applicable Law), and delivery of certificates evidencing stock and membership interests) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages and the other Collateral Documents delivered pursuant to this Section 6.13, enforceable against all third parties in accordance with their terms;

(ii) as soon as reasonably practicable and in any case on or prior to thirty (30) days after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of customary legal opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties (or, where customary in the applicable jurisdiction, the Administrative Agent) reasonably acceptable to the Administrative Agent as to such matters set forth in Section 6.13(a) as the Administrative Agent may reasonably request; and

(iii) as promptly as practicable after the request therefor by the Administrative Agent but in any event on or prior to the date of delivery of the applicable Mortgage, deliver to the Administrative Agent with respect to Material Real Property owned or leased by such Restricted Subsidiary that is the subject of such request, (x) to the extent available, Mortgage Policies, in scope, form and substance substantially consistent with the Mortgage Policies required pursuant to Section 4.01 or Section 6.14, as applicable or otherwise in form and substance reasonably satisfactory to the Administrative Agent and such other items, as required to be delivered in accordance with Section 4.01 or Section 6.14, as applicable and (y) to the extent available, environmental assessment reports.

(b) Upon the acquisition of (x) any material personal property by any Loan Party or (y) Material Real Property by any Loan Party, if such personal property shall not already be subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the relevant Borrower or Loan Party, as the case may be, shall give notice thereof to the Administrative Agent and shall, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing such Loan Party’s Obligations and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as the case may be, the applicable actions referred to in Section 6.13(a) and Section 6.13(c).

(c) Concurrently with the delivery of each Compliance Certificate pursuant to Section 6.02(a), execute and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all Patents (as defined in the applicable Security Agreement) and Trademarks (as defined in the applicable Security Agreement) registered or pending with the United States Patent and Trademark Office and registered or pending Copyrights (as defined in the applicable Security Agreement) with the United States Copyright Office constituting After-Acquired Intellectual Property (as defined in the applicable Security Agreement) that is Material Intellectual Property owned by it or any Guarantor as of the last day of the period for which such Compliance Certificate is delivered, to the extent that such After-Acquired Intellectual Property that is Material Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it or such Guarantor. In each case, each Borrower will, and will cause each Guarantor to, promptly cooperate as necessary to enable the Administrative Agent to make any necessary or reasonably desirable recordations with the United States Copyright Office or the United States Patent and Trademark Office, as appropriate, with respect to such Material Intellectual Property.

(d) To the extent applicable, the Company will cause each Guarantor to institute and complete a “whitewash” or comparable procedure to the extent necessary under the applicable Laws of any relevant jurisdiction so as to enable such Guarantor to legally and validly provide a Guaranty and grant a first-priority and, to the extent required by the applicable Security Agreement, perfected security interest in the Equity Interests it owns in its Subsidiaries and all of its other assets constituting Collateral hereunder in the manner, and within the time periods required by, this Section 6.13.

(e) Notwithstanding the foregoing, (i) the Administrative Agent shall not take a security interest in or Lien, or require any of the items it is entitled to require or request pursuant to Section 6.13(a), (b) or (d) hereof or other similar items with respect to those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other similar Tax, title insurance or similar items) exceeds the practical benefit to the Secured Parties of the security afforded thereby, (ii) Liens required to be granted pursuant to this Section 6.13, and actions required to be taken, including to perfect such Liens, shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date, or in accordance with Section 6.14, as applicable (to the extent appropriate in the applicable jurisdiction), (iii) the Company and its Restricted Subsidiaries will not be required to give a Guaranty, or grant a security interest in their property to the extent that it is not within the legal capacity of such Person to do so, or would conflict with the fiduciary duties of such Person’s directors or contravene any legal prohibition of material contractual restriction or regulatory condition or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of such person or requires the consent of any third party, including, in the case of any leasehold mortgage, any landlord (provided that such Person shall use commercially reasonable efforts to overcome any such obstacle or obtain any such consent) and (iv) the Restricted Subsidiaries will not be required to grant a security interest in their property, to the extent any material and adverse tax consequence would reasonably be expected to result from the grant of such security interest or Lien.

6.14 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.14, in each case within the time limits specified on such schedule (unless the Administrative Agent, in its discretion, shall have agreed to any particular longer period).

6.15 Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

6.16 Designation of Subsidiaries. The board of directors of the Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Company and its

Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11 (and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (c) no Borrower may be designated as an Unrestricted Subsidiary and (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Contractual Obligation with respect to Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the net book value of such Person’s (as applicable) investment therein and the Investment resulting from such designation must otherwise be in compliance with Section 7.02. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. As of the Closing Date, the Company had no Unrestricted Subsidiaries.

6.17 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

6.18 Interest Rate Protection. Not later than the 90th day after the Closing Date, the Company shall enter into, and for a minimum of one year thereafter and for each successive period of one year thereafter (for three years in total) maintain, Swap Contracts with customary terms and conditions and pursuant to customary ISDA documentation or otherwise acceptable to the Administrative Agent that result in an amount of Consolidated Funded Indebtedness of the Company equal to at least 30% of the outstanding principal amount of the Term B Loans being effectively subject to a fixed or maximum interest rate with a counterparty reasonably satisfactory to the Company and the Administrative Agent.

6.19 Maintenance of Ratings. Use commercially reasonable efforts to maintain a rating of the Facilities by each of S&P and Moody’s.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens pursuant to any Loan Document (including, without limitation, Liens created under the Collateral Documents securing obligations in respect of Swap Contracts secured pursuant to the Collateral Documents) or permitted in respect of any Material Real Property by the terms of the applicable Mortgage; and (ii) Liens on cash or deposits granted in favor of the Swing Line Lender or the L/C Issuer, respectively, to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Section 2.03(a)(iii)(E) and 2.04(b), and 2.16(a)(ii), respectively;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(c) Liens for taxes, assessments or similar charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(d) statutory Liens and any Liens arising by operation of law in each case of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue (i) such Lien is being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(e) (i) pledges or deposits in the ordinary course of business in connection with the Federal Employers Liability Act, workers’ compensation, unemployment insurance, old-age pensions and other similar United States or foreign social security legislation, (ii) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations or indemnification obligations under insurance policies or self-insurance arrangements, in each case payable to insurance carriers that provide insurance to the Company or any of its Restricted Subsidiaries or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Company or any of the Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(e);

(f) (i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds, bids, performance and completion guarantees, agreements with utilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.01(f);

(g) survey exceptions and such matters as an accurate survey would disclose, encroachments, protrusions, trackage rights, easements, restrictions, reservations, leases, licenses, rights-of-way, covenants, conditions, sewers, electric lines, telegraphs and telephone lines and other similar minor title defects affecting the real property, or zoning or other restrictions and declarations as to the use of the real property, servicing agreements, developments agreements, site plan covenants and other similar encumbrances incurred in the ordinary course of business or

Liens not material to the conduct of the business of such Person or to the ownership of its properties, in each case which were not incurred in the connection with Indebtedness and which could not individually or in the aggregate reasonably be expected to materially and adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, lease, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and any accessions thereto and the proceeds and the products thereof and related property; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings provided by such lender and incurred under Section 7.03(e);

(j) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business (including with respect to intellectual property and software) which do not (A) interfere in any material respect with the business of the Company and the other Loan Parties, taken as a whole, or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking institution or securities intermediary arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(i) to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case under this clause (i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) earnest money deposits of cash or Cash Equivalents made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Sections 6.13 and 6.14 and any replacement, extension or renewal of any such Lien, provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(o) Liens in favor of Company or a Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in the form and substance reasonably satisfactory to the Administrative Agent;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 7.03;

(q) Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable Law) in connection with any transaction entered into by the Company or any of the Restricted Subsidiaries otherwise permitted under this Agreement;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business and not prohibited by this Agreement;

(s) any interest or title of a lessor, sublessor, licensor or sublicensor under any leases, subleases, licenses or sublicenses entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(t) other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $50,000,000;

(u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries, including with respect to credit card chargebacks and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Restricted Subsidiary in the ordinary course of business;

(v) Liens with respect to property or assets of any Restricted Subsidiary that is not a Loan Party securing Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted under Section 7.03;

(w) Liens on Equity Interests in joint ventures securing obligations of such joint ventures;

(x) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(y) Liens securing Indebtedness permitted by Section 7.03(o);

(z) Liens on cash and Cash Equivalents on deposit with Lenders and Affiliates of Lenders securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with the Company or any of its Restricted Subsidiaries;

(aa) Liens securing obligations made under Swap Contracts permitted by Section 7.03(f), other than Liens on Collateral;

(bb) to the extent constituting Liens, Dispositions expressly permitted under Section 7.05 (other than Section 7.05(e));

(cc) to the extent constituting Liens, the Escrow Amount (as defined in the Share Purchase Agreement) or the amounts deposited on the Closing Date in accordance with the Share Purchase Agreement to discharge the Acquired Business High Yield Bonds; and

(dd) Liens securing Indebtedness permitted under Section 7.03(q).

7.02 Investments. Make any Investments, except:

(a) Investments held by the Company or such Restricted Subsidiary in the form of cash or cash equivalents;

(b) advances to (i) employees for travel, entertainment, relocation and analogous ordinary business purposes, or (ii) to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party or in any other Restricted Subsidiary that is also not a Loan Party or (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party, provided that the aggregate amount of Investments made pursuant to this clause (iii) shall not exceed $25,000,000 per Fiscal Year;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable security deposits and prepayments arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions Restricted Payments and prepayments and repurchases of Indebtedness permitted by Section 7.01, Section 7.03, Section 7.04 (other than Section 7.04(c)), Section 7.05 and Section 7.06, and Section 7.13, respectively;

(f) Investments existing or contemplated on the date hereof and set forth on Schedule 7.02 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted by Section 7.03(f);

(h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i) Permitted Acquisitions; provided that, with respect to each such purchase or other acquisition made pursuant to this Section 7.02(i):

(A) each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.13;

(B) (1) the aggregate considerations for all such purchases or other acquisitions pursuant to this Section 7.02(i) do not exceed $50,000,000 in the aggregate during the term of this Agreement; provided that the foregoing limitation on acquisition consideration shall not apply to any Permitted Acquisition under this Section 7.02(i), if (1) on a Pro Forma Basis, after giving effect to such Permitted Acquisition and the incurrence of any Indebtedness in connection therewith, the Company shall be in compliance with the Incurrence Test and (2) the aggregate consideration for all such purchases or other acquisitions and investments in Equity Interests in persons that are not Loan Parties or do not become Loan Parties following the consummation of such acquisition or purchase of such assets or businesses that are not contributed or held by a Loan Party shall not exceed $25,000,000 in any Fiscal Year; and

(C) the Company shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than the last day of the fiscal quarter ended not less than five (5) Business Days after the date on which any such purchase or other acquisition involving aggregate cash consideration in excess of $10,000,000 is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(k) Investments (including debt obligations and Equity Interests) received in connection with (x) the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (y) the non-cash proceeds of any Disposition permitted by Section 7.05;

(l) Investments by the Company and its Restricted Subsidiaries, including loans and advances to any direct or indirect parent of the Company, if the Company or any other Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate paragraph of Section 7.06 for all purposes of this Agreement);

(m) other Investments by the Company or any Restricted Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (x) $20,000,000 and (y) the Available Amount (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (m)); provided that, with respect to any Investment made pursuant to clause (y), on a Pro Forma Basis after giving effect to any such Investment and the incurrence of any Indebtedness in connection therewith (and the use of proceeds thereof), the Company (1) shall be in compliance with the Incurrence Test and (2) the Consolidated Fixed Charge Coverage Ratio of the Company for the four Fiscal Quarter period most recently ended for which the Company shall have delivered, or shall have been required to deliver, financial statements in accordance with Section 6.01, shall be at least 1.50 to 1.0; provided that if any Investment pursuant to this paragraph (m) is made in any person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (c) above (to the extent making such Investment at such time would not be a default thereunder) and shall cease to have been made pursuant to this paragraph (m) for so long as such person continues to be a Restricted Subsidiary of the Company;

(n) advances of payroll payments to employees in the ordinary course of business;\

(o) Guarantees by the Company or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) Investments to the extent the consideration paid therefor consists of Equity Interests of the Company;

(q) Investments consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of the Company or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company, to the extent the applicable Restricted Payment is permitted by Section 7.06;

(r) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under this Section 7.02 or Section 7.04 (other than Section 7.04(c)) and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(s) Guarantees permitted under Section 7.03 (except to the extent such Guarantee is expressly subject to Section 7.02);

(t) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons; and

(u) advances to any supplier consisting of prepayments for raw materials purchased for consumption or processing in the ordinary course of business and pursuant to arrangements designed to assure an adequate supply of such raw materials.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) (A) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any Permitted Refinancing of such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Company or any Subsidiary), and (B) intercompany Indebtedness existing on the Closing Date; provided that any Indebtedness of a Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party;

(c) Guarantees by the Company or any Restricted Subsidiary in respect of Indebtedness of the Company or such Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary that is not a Loan Party of any Indebtedness of a Loan Party shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the applicable Guaranty to the extent required by Section 6.13; (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness and (C) with respect to any Guarantee by the Company or any Loan Party in respect of Indebtedness of a Restricted Subsidiary that is not a Loan Party, such Guarantee is permitted under Section 7.02 (other than Section 7.02(s));

(d) Indebtedness of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary in respect of an Investment permitted by Section 7.02; provided that that all such Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party;

(e) Attributable Indebtedness and purchase money obligations (including obligations in respect of Capitalized Leases and mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, lease, construction, replacements, repair or improvement of property (real or personal, and whether through the direct purchase of property or the Equity Interest of any Persons owning such property) within the limitations set forth in Section 7.01(i); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(f) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of a Restricted Subsidiary acquired after the Closing Date or an entity merged into or consolidated with the Company or any Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement, and any Permitted Refinancing thereof;

(h) Indebtedness representing deferred compensation to employees of the Company or any Restricted Subsidiary;

(i) Indebtedness incurred in a Permitted Acquisition or Disposition under agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

(j) Indebtedness and other obligations in respect of netting services, overdraft protections and similar arrangements in each case in connection with Cash Management Agreements and deposit accounts;

(k) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided that Indebtedness of Restricted Subsidiaries that are not Loan Parties in the aggregate shall not exceed $25,000,000 at any time outstanding;

(l) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m) Indebtedness (including obligations in respect of letters of credit or bank guarantees or similar instruments) incurred by the Company, Borrower or any Restricted Subsidiary constituting reimbursement obligations in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;

(n) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees provided by the Company, Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(o) Indebtedness in respect of (x) any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or (y) any letters of credit issued in favor of the L/C Issuer or the Swing Line Lender, to support any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Section 2.03(a)(iii)(E) or 2.04(b), respectively

(p) (i) unsecured Indebtedness (including Subordinated Indebtedness) of the Company or any other Loan Party so long as (x) the Net Cash Proceeds of such unsecured Indebtedness are utilized to finance a Permitted Acquisition and (y) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (and the use of proceeds thereof), (i) the Consolidated Interest Coverage Ratio of the Company for the four Fiscal Quarter period most recently ended for which the Company shall have delivered, or shall have been required to deliver, financial statements in accordance with Section 6.01 shall be at least 0.25x higher than the Consolidated Interest Coverage Ratio for the applicable period set forth in Section 7.11(a) (i.e., if the required ratio in Section 7.11(a) is 4.00 to 1.00, the requirement for purposes of determining the permissibility of the proposed transaction shall be 4.25 to 1.00) and (ii) the Consolidated Leverage Ratio of the Company for the four Fiscal Quarter period most recently ended for which the Company shall have delivered, or shall have been required to deliver, financial statements in accordance with Section 6.01 shall be at least 0.25x lower than the Consolidated Leverage Ratio for the applicable period set forth in Section 7.11(b) (i.e., if the required ratio in Section 7.11(b) is 3.35 to 1.00, the requirement for purposes of determining the permissibility of the proposed transaction shall be 3.10 to 1.00) and (ii) any Permitted Refinancing thereof;

(q) Indebtedness of the Company in respect of one or more series of senior secured notes that will be secured by the Collateral on a pari passu basis with the Obligations, that are issued or made in lieu of New Revolving Credit Commitments and/or New Term Commitments pursuant to an indenture or a note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof (the “Permitted Additional Notes”); provided that (i) such Permitted Additional Notes are not scheduled to mature prior to the date that is ninety-one (91) days after the Latest Maturity Date, (ii) the aggregate amount of Permitted Additional Notes issued pursuant to this paragraph (q), together with any New Revolving Credit Commitments and/or New Term Commitments established after the Closing Date, shall not exceed the Maximum Incremental Facilities Amount, (iii) such Permitted Additional Notes shall not be subject to any Guarantee by any Person other than a Loan Party, (iv) the obligations in respect of the Permitted Additional Notes shall not be secured by any Lien on any asset of the Company or any Restricted Subsidiary other than any asset constituting Collateral, (v) at the time of such incurrence and immediately after giving effect thereto, on a Pro Forma Basis, after giving effect to such Permitted Additional Notes, the Company and its Restricted Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.11, (vi) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (vii) shall be entered into on terms and conditions, including covenants, defaults and remedy provisions, which are, in the good faith judgment of a Responsible Officer of the Company, not more restrictive in any material respect to the Company and its Restricted Subsidiaries than this Agreement and otherwise as set forth in the documentation governing the Permitted Additional Notes, (viii) the security agreements relating to such Permitted Additional Notes shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (ix) the documentation with respect to any Permitted Additional Notes contains no mandatory prepayment, repurchase or redemption provisions except with respect to change of control and asset sale offers that are customary for high yield notes of such type and (x) such Permitted Additional Notes and the trustee under the indenture governing such Permitted Additional Notes shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with or liquidate into (i) the Company or the Dutch Borrower (including a merger, amalgamation or consolidation the purpose of which is to reorganize the Company or the Company into a new jurisdiction so long as the Company remains organized under the laws of the United States, any state thereof or the District of Columbia and the Dutch Borrower remains organized under the laws of the Netherlands (the requirements set forth in this parenthetical the “Jurisdictional Requirements”)); provided that the Company or the Dutch Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Company or the Dutch Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging, amalgamating or consolidating with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person or (iii) any Restricted Subsidiary may merge, amalgamate or consolidate with or liquidate into any other Person in order to effect an Investment, permitted by Section 7.02 so long as (A) the continuing or surviving person is a Restricted Subsidiary which shall be a Loan Party if the merging, amalgamating or consolidating Restricted Subsidiary was a Loan Party and (B) any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or liquidate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than the Dutch Borrower) may liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company;

(c) so long as no Event of Default exists or would result therefrom, the Company or any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to (i) effect an Investment permitted pursuant to Section 7.02 (provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.13 and (B) to the extent constituting an Investment, such Investment must be an Investment permitted in accordance with Section 7.02) or (ii) to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.16; provided that if the Company or the Dutch Borrower is a party to any transaction effected pursuant to this Section 7.04(c), (A) the Company or the Dutch Borrower shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Company or the Dutch Borrower in a manner reasonably acceptable to the Administrative Agent and (B) the Jurisdictional Requirements shall be satisfied;

(d) so long as no Event of Default exists or would result therefrom, a merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; provided that if the Company or the Dutch Borrower is a party to any transaction effected pursuant to this Section 7.04(d), (i) the Company or the Dutch Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Company or the Dutch Borrower in a manner reasonably acceptable to the Administrative Agent and (ii) the Jurisdictional Requirements shall be satisfied; and

(e) the reorganizations described on Schedule 7.04 hereof (with such modifications as may reasonably be agreed to by the Administrative Agent) may be consummated.

7.05 Dispositions.

Make any Disposition, except:

(a) Dispositions of obsolete or worn-out property or Dispositions of other property that is no longer necessary or required in the conduct of the Company or a Restricted Subsidiary’s business, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Company or any Restricted Subsidiary to the Company or any other Restricted Subsidiary (including any such Disposition effected pursuant to a merger, liquidation or dissolution); provided that if the transferor of such property is a Guarantor or the Company then (i) the transferee thereof must either be the Company or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(e) Dispositions by the Company or any Restricted Subsidiary of property pursuant to any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that (i) such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property, (ii) the purchase price for such property shall be paid to the Company or such Restricted Subsidiary for not less than 75% cash consideration and (iii) all Net Cash Proceeds resulting from the Disposition pursuant to this Section 7.05(e) of property with a fair market value in excess of $25,000,000 shall be applied to prepay Term Loans pursuant to Section 2.05(b)(ii);

(f) Dispositions of cash or Cash Equivalents;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h) leases, subleases, licenses or sublicenses of property (including intellectual property and software) in the ordinary course of business and which do not materially interfere with the business of the Company and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Involuntary Dispositions upon receipt of the Net Cash Proceeds of such Involuntary Dispositions;

(j) Dispositions of property by the Company or any Restricted Subsidiary not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the aggregate consideration for all Dispositions pursuant to this clause (j) shall not exceed $35,000,000, (iii) the sale price for such property shall be paid to the Company or such Restricted Subsidiary for not less than 75% cash consideration; provided that for purposes of clause (iii), (A) the amount of any liabilities (as shown on the Company’s or any Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (B) any notes or other obligations or other securities or assets received by the Company or any Restricted Subsidiary from such transferee that are converted by the Company or any Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received) and (C) with respect to any lease of assets by the Company or any Restricted Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by the Company) where the payment consideration is at least 75% cash consideration shall, in each case, be deemed to be cash, (iii) the limitation set forth in clause (i) shall not apply if, on a Pro Forma Basis after giving effect to such Disposition, the Company shall be in compliance with the Incurrence Test and (iv) the Net Cash Proceeds of such Disposition shall be applied to prepay Term Loans pursuant to Section 2.05(b)(ii);

(k) Dispositions of Investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties forth in, joint venture arrangements and similar binding arrangements in effect on the Closing Date;

(l) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(m) the termination of any Swap Contract; and

(n) any Disposition of property by the Company or any Restricted Subsidiary not in excess of $5,000,000 individually or $50,000,000 in the aggregate;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(d)), shall be for no less than the fair market value (as determined in good faith by the Company) of such property at the time of such Disposition.

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Company and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to (i) the Company or such other Restricted Subsidiary and (ii) to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests or more favorable basis from the perspective of the Company or such other Restricted Subsidiary);

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) to the extent constituting Restricted Payments, the Company and the Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.04 or Section 7.05;

(d) so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (y) immediately after giving effect to the making of such Restricted Payment, the Company and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11, in addition to the foregoing Restricted Payments, the Company and the Restricted Subsidiaries may make additional Restricted Payments in any Fiscal Year in an aggregate amount that does not exceed the Available Amount; provided that on a Pro Forma Basis after giving effect to the making of such Restricted Payment and the incurrence of any Indebtedness in connection therewith (and the use of proceeds thereof), the Company (1) shall be in compliance with the Incurrence Test and (2) the Consolidated Fixed Charge Coverage Ratio of the Company for the four Fiscal Quarter period most recently ended for which the Company shall have delivered, or shall have been required to deliver, financial statements in accordance with Section 6.01, shall be at least 1.50 to 1.0;

(e) the Company or any Restricted Subsidiary may make Restricted Payments, the proceeds of which shall be used by the Company to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any such person; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors or the managing board, as the case may be, of the Company (or any authorized committee thereof)); and

(f) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that there shall be permitted (a) transactions among the Company and any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Restricted Subsidiary is the surviving entity), (b)the payment of fees and expenses in connection with the consummation of the Transactions, (c) loans and other transactions by the Company and the Restricted Subsidiaries to the extent not prohibited by this Agreement, (d) entering into employment, consulting and severance and other payment arrangements between the Company and the Restricted Subsidiaries and their respective officers, consultants and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (e) the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to, the permitted agreements in existence on the Closing Date set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders, when taken as a whole, in any material respect (as determined in good faith by the Company), (f) Restricted Payments permitted under Section 7.06, (g) (A) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (B) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto, (h) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and (i) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Company or the Restricted Subsidiaries.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Company or (iii) of the Company or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, the foregoing shall not apply to Contractual Obligations which (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clause (a) or (b) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) arise in connection with any Disposition permitted by Section 7.05, (iv) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02, (v) any restrictions imposed by any agreement related to Indebtedness permitted by Section 7.03 or Permitted Refinancing thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in this

Agreement, (vi) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (vii) comprise restrictions or Liens imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest or (ix) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business; (x) restrictions imposed by Applicable Law, (xi) customary restrictions and conditions contained in the document relating to any Lien, so long as (a) such Lien is a permitted under Section 7.01 and such restrictions or conditions relate only to the specific asset subject to such Lien and (b) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.09, (xii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xiii) any encumbrances or restrictions of the type referred to in Sections 7.09(a) and 7.09(b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.10 Amendments of Certain Documents. Amend or otherwise modify (a) any of its Organization Documents in a manner materially adverse to the Administrative Agent and the Lenders taken as a whole (as determined in good faith by the Company) and (b) any term or condition of any Contractual Obligation in respect of Subordinated Indebtedness in any manner materially adverse to the interests of the Administrative Agent and the Lenders taken as a whole (as determined in good faith by the Company).

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any Fiscal Quarter (commencing with the Fiscal Quarter ending on December 31, 2011) of the Company to be less than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Minimum Consolidated Interest Coverage Ratio
December 31, 2011	4.00:1.00
March 31, 2012	4.25:1.00
June 30, 2012	4.25:1.00
September 30, 2012	4.25:1.00
December 31, 2012	4.25:1.00
March 31, 2013	4.50:1.00
June 30, 2013	4.50:1.00
September 30, 2013	4.50:1.00
December 31, 2013	4.50:1.00
March 31, 2014	4.75:1.00
June 30, 2014	4.75:1.00
September 30, 2014	4.75:1.00
December 31, 2014 and thereafter	4.75:1.00

Any provision of this Agreement that contains a requirement for the Company to be in compliance with the minimum Consolidated Interest Coverage Ratio contained in this Section 7.11(a) prior to the time that such covenant is otherwise applicable shall be deemed to require that the minimum Consolidated Interest Coverage Ratio for the most recently ended four Fiscal Quarter period shall not be less than 4:00 to 1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any four Fiscal Quarter Period (commencing with the four Fiscal Quarter period ending December 31, 2011) set forth below to be greater than the ratio set forth below opposite such period:

Fiscal Quarter Ending	Maximum Consolidated Leverage Ratio
December 31, 2011	3.35:1.00
March 31, 2012	3.35:1.00
June 30, 2012	3.35:1.00
September 30, 2012	3.35:1.00
December 31, 2012	3.25:1.00
March 31, 2013	3.25:1.00
June 30, 2013	3.25:1.00
September 30, 2013	3.25:1.00
December 31, 2013	3.00:1.00
March 31, 2014	3.00:1.00
June 30, 2014	3.00:1.00
September 30, 2014	3.00:1.00
December 31, 2014	2.75:1.00
March 31, 2015	2.75:1.00
June 30, 2015	2.75:1.00
September 30, 2015	2.75:1.00
December 31, 2015 and thereafter	2.50:1.00

Any provision of this Agreement that contains a requirement for the Company to be in compliance with the maximum Consolidated Leverage Ratio contained in this Section 7.11(b) prior to the time that such covenant is otherwise applicable shall be deemed to require that the maximum Consolidated Leverage Ratio for the most recently ended four Fiscal Quarter period shall not be greater than 3.35 to 1.00.

7.12 Capital Expenditures. Make or become legally obligated to make any Capital Expenditures (excluding normal replacements and maintenance of any fixed or capital asset which are properly charged to current operations), except for Capital Expenditures not exceeding, in the aggregate for the Company and its Subsidiaries during each fiscal year set forth below, (a) the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2011	$50,000,000
2012	$120,000,000
2013	$90,000,000
2014	$90,000,000
2015 and thereafter	$90,000,000

provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year plus (b) the Available Amount; provided that on a Pro Forma Basis after giving effect to the making of such Capital Expenditure and the incurrence of any Indebtedness in connection therewith (and the use of proceeds thereof), the Company (1) shall be in compliance with the Incurrence Test and (2) the Consolidated Fixed Charge Coverage Ratio of the Company for the four Fiscal Quarter period most recently ended for which the Company shall have delivered, or shall have been required to deliver, financial statements in accordance with Section 6.01, shall be at least 1.50 to 1.0.

7.13 Prepayments, Etc. of Indebtedness. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Subordinated Indebtedness or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, (x) for an aggregate purchase price, or in an aggregate prepayment amount, not to exceed $20,000,000 or (y) the refinancing thereof with the Net Cash Proceeds of any Permitted Refinancing, (ii) the conversion of any Subordinated Indebtedness to Equity Interests (other than Disqualified Equity Interests) and (iii) with respect to intercompany subordinated Indebtedness, to the extent consistent with the subordination terms thereof.

7.14 Accounting Changes. Make any change in fiscal year.

7.15 Activities of Dutch Borrower. The Dutch Borrower shall not carry on any business, own any assets, create any Lien or incur any liability other than:

(a) borrowing Loans under the Agreement and activities in connection with the Acquisition;

(b) holding 100% of the issued and outstanding Equity Interests of OMG Kokkola Chemicals Holding (Two) B.V., and performing the obligations and activities incidental thereto;

(c) maintaining its corporate existence and activities incidental thereto, including general and corporate overhead;

(d) activities required to comply with Applicable Law;

(e) holding and making equity contributions and loans to the Company, or any other direct or indirect Subsidiary of the Company (to the extent permitted by this Agreement);

(f) selling, transferring or otherwise disposing of any Equity Interests in connection with transactions expressly permitted under the terms of this Agreement;

(g) granting Liens under the Collateral Documents;

(h) incurring and performing its obligations under the Loan Documents to which it is a party; and

(i) incurring liabilities in respect of administrative expenses that are reasonably incidental to any or all of the foregoing.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05 (solely with respect to the Borrowers), 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure shall not have been remedied or waived within thirty (30) days after the earlier of (i) a Responsible Officer of such Loan Party becoming aware of such default or (ii) receipt by such Loan Party of notice from Administrative Agent or any Lender of such default; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. The Company or any Restricted Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Company or any Restricted Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. An ERISA Event shall have occurred (or a similar event shall have occurred with respect to a Foreign Plan) that, when taken together with all other ERISA Events that have occurred (and similar events that have occurred with respect to Foreign Plans), would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments or as a result of a transaction permitted hereunder or thereunder (including under Section 7.04 or Section 7.05)), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or Sections 6.13, 6.14 and 6.15 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected first priority Lien on and security interest in the Collateral covered thereby to the extent such Lien or security interest is required hereunder or pursuant to any Loan Document that such Collateral has a fair market value in excess of $25,000,000, subject to Liens permitted under Section 7.01, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice to the Administrative Agent), except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code financing statements or continuation statements or other equivalent filings and except, as to Collateral consisting of Material Real Property to the extent that such losses are covered by a lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such losses are covered by such title insurance policy.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default described in Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of (i) that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and (ii) the Obligations in respect of Secured Hedge Agreements and the Secured Cash Management Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law;

provided, that amounts received from the Dutch Borrower or from the Non-U.S. Guarantors pursuant to the Non-U.S. Guaranty, or in respect of Collateral securing the Obligations of the Dutch Borrower, shall not be applied against any Obligations of the Company or the Obligations under the U.S. Guaranty of any U.S. Guarantor.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents (in such capacity, the “Collateral Agent”), and each of the Lenders (including in its capacities as a potential Hedging Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents incurred by it; provided that no Lender shall be liable for the payment to any Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s own gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.06. In the case of any investigation, litigation or proceeding giving rise to any liabilities of the type described in the prior sentence, this Section 9.06 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and expenses of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.06 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.07 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or another entity acceptable to the Company. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above and acceptable to the Company; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the “Bookrunners” or “Lead Arrangers” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.11 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and related documents as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all

Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.12 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.13 Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender (including, for purposes of this Section 9.13, any L/C Issuer) an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

9.14 Parallel Debt.

(a) Notwithstanding any other provision of any Loan Document, with respect to the Obligations of the Company under the Loan Documents, each Loan Party that is a Domestic Subsidiary of the Company hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties in respect of the Obligations of the Company under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting such Loan Party or any Domestic Subsidiary thereof, to preserve its entitlement to be paid that amount (the obligations of the Loan Parties described in this paragraph being referred to as the “Parallel Debt A”).

(b) Notwithstanding any other provision of any Loan Document, with respect to the Obligations of the Dutch Borrower under the Loan Documents, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties in respect of the Obligations of the Dutch Borrower under each of the Loan Documents and Secured Hedge Agreements as and when that amount falls due for payment under the relevant Loan Document or Secured Hedge Agreements or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting such Loan Party or any Subsidiary thereof, to preserve its entitlement to be paid that amount (the obligations of the Loan Parties described in this paragraph being referred to as the “Parallel Debt B” and Parallel Debt A and Parallel Debt B shall be referred to as the “Parallel Debts”).

(c) The Administrative Agent shall have its own independent right to demand payment of any Parallel Debt payable by each Loan Party under this Section 9.14, irrespective of any discharge of the obligation of such Loan Party to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting such Loan Party or any Subsidiary thereof, to preserve their entitlement to be paid those amounts.

(d) Any amount in respect of any of the Administrative Agents Parallel Debts due and payable by a Loan Party to the Administrative Agent under this Section 9.14 shall be decreased to the extent that any of the other Secured Parties have received (and have not returned or repaid to the relevant Loan Party) payment in full of the corresponding amount under the other provisions of the Loan Documents, Secured Hedge Agreements or Secured Cash Management Agreements and any amount due and payable by such Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Administrative Agent has received payment in full of the corresponding amount in respect of its Parallel Debt under this Section 9.14 against such Loan Party. Each Secured Party hereby expressly and irrevocably authorizes the Collateral Agent to agree (for and on behalf of such Secured Party) to any provision on terms equivalent to the preceding sentence for the purpose of any parallel debt provision of any Loan Party in any other Loan Document, including (without limitation) any Guaranty, and agrees to be equally bound by such provision in such other Loan Document.

(e) Subject to the foregoing provisions of this Section 9.14, the rights of the Secured Parties (other than the Administrative Agent) to receive payment of amounts payable by a Loan Party under the Loan Documents, Secured Hedge Agreements or Secured Cash Management Agreements are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment of any of its Parallel Debt against any Loan Party under this Section 9.14.

(f) For purposes of this Section, the Administrative Agent acts in its own name and not as agent, representative or trustee of any of the Secured Parties and neither its claims in respect of any Parallel Debt nor security in respect of these claims shall be held on trust.

(g) All amounts received or recovered by the Administrative Agent in connection with this Section 9.14, to the extent permitted by applicable law, shall be applied in accordance with Section 8.03.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal or interest under Section 2.07 or Section 2.08 or fees under Section 2.03(i), Section 2.09(a) or Section 2.09(b), without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce or forgive the principal of, or the rate of interest or premium specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in any rate of interest or fees; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) reduce the voting rights of any Lender under this Section 10.01 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of such Lender, including without limitation, any amendment or modification of the definition of “Required Lenders” or “Required Multicurrency Revolving Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(e) amend Section 10.06 or any other provision of any Loan Document to impose any new or additional restriction on the ability of any Lender to assign any of its rights or obligations without the written consent of each Lender;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction permitted under this Agreement or the other Loan Documents shall not constitute the release of all or substantially all of the Collateral), without the written consent of each Lender; or

(g) other than in connection with a transaction permitted under this Agreement or the other Loan Documents or Section 7.05, release all or substantially all of the value of the guarantees by the Guarantors under the Guaranty, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) no amendment, waiver or consent shall amend, modify supplement or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 4.02 without the written consent of the Required Revolving Lenders under the Revolving Credit Facility (it being understood that (A) amendments, modifications, supplements or waivers of any other provision of any Loan Document, including any representation or warranty, any covenant or any Default, shall be deemed to be effective for purposes of determining whether the conditions precedent set forth in Section 4.02 have been satisfied regardless of whether the Required Revolving Lenders shall have consented to such amendment, modification, supplement or waiver and (B) such consent of the Required Revolving Lenders under the Revolving Credit Facility shall be the only consent required hereunder to make such modifications to the conditions precedent set forth in Section 4.02). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders) and (y) the principal of such Lender’s Loans shall not be reduced or forgiven without the consent of such Lender.

Without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Required Revolving Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Replaced Term Loans”) with one or more replacement term “B” loan tranche(s) hereunder (“Replacement Term Loans”) subject to Section 2.05; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Replaced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Replaced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and one counsel for the Administrative Agent in each relevant jurisdictions), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, any Lender or the L/C Issuer taken as a whole, and, in the case of an actual or perceived conflict of interest, one additional counsel to each affected party (and, if necessary, one local counsel in each relevant jurisdiction)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for the Indemnitees taken as a whole, and, in the case of an actual or perceived conflict of interest, one additional counsel to each affected party (and, if necessary, one local counsel in each relevant jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, with respect to Term B Loans only, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Multicurrency Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment (and such processing and recordation fee shall be automatically waived in the case of any Assignment to an Approved Fund); provided, further, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of the Assignee Group), the fee will be $3,500 plus $0 for the first four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable) and then $500 for each additional concurrent assignment or suballocation to members of an Assignee Group (or from members of an Assignee Group, as applicable). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) PMP. With respect to any assignment of Loans or Commitments made to the Dutch Borrower, any assignment shall only be made where the value of the rights assigned is at least Euro 50,000 (or its equivalent in other currencies) (or any other threshold amount as applicable for the purposes of qualifying as a PMP from time to time) or the assignee otherwise qualifies as a PMP.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and related interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 10.19 (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the applicable Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender (subject to the requirement of limitations of those Sections, including the documentation requirements of Section 3.01(e)) and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent or the entitlement to a greater payment results from a Change in Law after the Participant became a participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and in Sections 3.06 and 10.19) , but (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company or the Dutch Borrower, as applicable, under this Agreement (including their obligations under Section 3.01, Section 3.04 or Section 3.05), unless the grant to an SPC is made with the prior written consent of the Company or the Dutch Borrower, as applicable (which shall not be unreasonably withheld or delayed), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company or the Dutch Borrower, as applicable and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If (x) any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (y) if any Lender is a Defaulting Lender or (z) any Lender becomes a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender (in its capacity as a Lender under the applicable Facility, if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement (in respect of the applicable Class of Loans or Commitments if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid or caused to be paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws;

(e) in the case of any assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree; and

(f) neither the Administrative Agent nor any Lender shall have any obligation to any Borrower to find a replacement Lender or other such Person.

In the event that (i) the Borrowers or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of Loans or Commitments and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 10.14(b), EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO ENFORCEMENT OF RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING WITH RESPECT TO COLLATERAL, AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arranger(s) are arm’s-length commercial transactions between such Borrower and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lead Arranger has any obligation to such Borrower, any other Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lead Arranger(s) and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.19 Tax Forms.

(a) To the extent it is qualified for any exemption from or reduction in United States federal withholding tax with respect to any Loan made to any Borrower, each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the Borrowers (each, a “Non-US Lender”) shall deliver to the Company and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (in the case of Lenders party to this Agreement on the Closing Date and otherwise for other Lenders, upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN, W-8EXP or any successor thereto (relating to such Non-US Lender and entitling it to an exemption from, or reduction of, United States federal withholding tax on specified payments to be made to such Non-US Lender by the applicable Borrower pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-US Lender by the applicable Borrower pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Company and the Administrative Agent that such Non-US Lender is entitled to an exemption from, or reduction of, United States federal withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Non-US Lender claiming such an exemption under Section 881(c) of the Code, a certificate substantially in the form of Exhibits G-1, G-2, G-3 and G-4 (the “US Tax Certificate”) that establishes in writing to the Company and the Administrative Agent that such Non-US Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Code and (iv) receiving any payment under any Loan Document that is effectively connected with a U.S. trade or business. Thereafter and from time to time, to the extent it is then qualified for any exemption from or reduction in United States federal withholding tax, each such Non-US Lender shall (A) promptly submit to the Company and the Administrative Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Company and the Administrative Agent of any available exemption from, or reduction of, United States federal withholding taxes in respect of payments to be made to such Non-US Lender by the applicable Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Company and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Company or the Administrative Agent, and (B) promptly notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any previously claimed exemption or reduction.

(i) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-US Lender under any of the Loan Documents (for example, in the case of a typical participation by such Non-US Lender, or where Non-U.S. Lender is a partnership for U.S. federal income tax purposes), shall deliver to the Company and the Administrative Agent on the date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Company or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed copies of the forms or statements required to be provided by such Non-US Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Non-US Lender acts for its own account that is not subject to United States federal withholding tax, and (B) two duly signed, properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Non-US Lender is required to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender, including any applicable U.S. Tax Certificate, provided that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a US Tax Certificate on behalf of such partners;

(ii) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to any Borrower (each, a “US Lender”) shall deliver to the Administrative Agent and the Company two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such US Lender is entitled to an exemption from United States backup withholding tax, or any successor form. Notwithstanding anything to the contrary in this Agreement, if such US Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such US Lender an amount equivalent to the applicable backup withholding tax imposed by the Code and the Borrower(s) shall not be liable for any additional amounts with respect to such withholding.

(c) If any Governmental Authority asserts that the Company, the Dutch Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Taxes from payments made to or for the account of any Lender (including the L/C Issuer), then to the extent such improper withholding or backup withholding was directly caused by such Lender’s actions or inactions, such Lender shall indemnify the relevant Borrower(s) and the Administrative Agent therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to such Borrower and the Administrative Agent under this Section 10.19, and costs and expenses (including under Section 10.04) of such Borrower and the Administrative Agent. The obligation of the Lenders, severally, under this Section 10.19 shall survive any assignment of rights by, or the replacement of, a Lender or the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OM GROUP, INC.
By:	/s/ Kenneth Haber
Name: Kenneth Haber Title: Chief Financial Officer

HARKO C.V.
By:	OMG Harko Holdings, LLC, its General Partner

By:	/s/ Kenneth Haber
Name: Kenneth Haber Title: Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Roberto Salazar
Name: Roberto Salazar
Title: Vice President

BANK OF AMERICA, N.A., as Lender, L/C Issuer and Swing Line Lender

By:	/s/ Matthew Buzzelli
Name: Matthew Buzzelli
Title: Senior Vice President

PNC BANK, National Association, as Lender

By:	/s/ Christian S. Brown
Name: Christian S. Brown
Title: Senior Vice President

BNP PARIBAS, as Lender

By:	/s/ Nicole Mitchell
Name: Nicole Mitchell
Title: Vice President

By:	/s/ James Goodall
Name: James Goodall
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Jeffrey A. White
Name: Jeffrey A. White Title: Vice President

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Robert S. Sheppard
Name: Robert S. Sheppard Title: Vice President

CHASE LINCOLN FIRST COMMERCIAL CORPORATION, as Lender

By:	/s/ Michael A. Basak
Name: Michael A. Basak Title: Vice President

THE HUNTINGTON NATIONAL BANK, as Lender

By:	/s/ Brian H. Gallagher
Name: Brian H. Gallagher Title: Senior Vice President

RBS CITIZENS NATIONAL ASSOCIATION, as Lender

By:	/s/ Joshua Botnick
Name: Joshua Botnick
Title: VP

MIZUHO CORPORATE BANK, LTD, as Lender

By:	/s/ James R. Fayen
Name: James R. Fayen
Title: Deputy General Manager

FIFTH THIRD BANK, as Lender

By:	/s/ Sandra Centa
Name: Sandra Centa
Title: Vice President

FIRST NIAGARA BANK, N.A., as Lender

By:	/s/ Jeffrey Kridler
Name: Jeffrey Kridler
Title: Vice President

FIRSTMERIT BANK, N.A., as Lender

By:	/s/ Robert G. Morlan
Name: Robert G. Morlan
Title: Senior Vice President

SUMITOMO MITSUI BANKING CORP., NEW YORK, as Lender

By:	/s/ Shuji Yabe
Name: Shuji Yabe
Title: General Manager

RB INTERNATIONAL FINANCE (USA) LLC, as Lender

By:	/s/ John A. Valiska
Name: John A. Valiska Title: First Vice President

By:	/s/ Hermine Kirolos
Name: Hermine Kirolos Title: Group Vice President

DZ BANK AG, Deutsche Zentral- Genossenschaftsbank, Frankfurt am Main, London Branch, as Lender

By:	/s/ Oliver Strekel
Name: Oliver Strekel Title: Head of Acquisition Finance and Syndicated Loans, London

By:	/s/ Juan Montoya
Name: Juan Montoya Title: Assistant Vice President